Exhibit (a)(1)(A)

NETAPP, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the
NetApp, Inc. 1995 Stock Incentive Plan;
NetApp, Inc. 1999 Stock Option Plan;
Alacritus, Inc. 2005 Stock Plan;
Decru, Inc. 2001 Equity Incentive Plan;
Onaro, Inc. Amended and Restated 2002 Stock Option and Incentive Plan;
Orca Systems, Inc. 1999 Stock Option/Stock Issuance Plan;
Topio, Inc. 2004 Israeli Share Option Plan;
Sanpro Systems, Inc. 2001 U.S. Stock Option Plan; and
Webmanage Technologies, Inc. 2000 Stock Incentive Plan
covering securities that have been registered under the Securities Act of 1933, as amended.
May 22, 2009

NETAPP, INC.
Offer to Exchange Certain Outstanding Options
for Restricted Stock Units
This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on June 19, 2009 unless we extend the expiration date.
     By this offer, NetApp, Inc. or its subsidiaries (collectively referred to as “NetApp,” the “Company,” “we,” “our” or “us”) is giving eligible employees the opportunity to exchange some or all of their outstanding options with an exercise price greater than or equal to $22.00 per share that were granted before June 20, 2008, whether vested or unvested, for new Restricted Stock Units (“RSUs”).
     If you participate in the offer, the number of RSUs you receive will depend on the exercise price of the options that you exchange.
     We will grant the RSUs following the expiration of the offer on the same calendar day on which we cancel the options surrendered in the exchange (the “RSU grant date”). We expect the RSU grant date to be June 19, 2009. If the expiration date is extended, the RSU grant date will be similarly delayed. The RSUs will be granted under the terms of the Company’s 1999 Stock Option Plan.
     For purposes of this offer, the term “option” refers to an option to purchase one (1) share of our common stock, and the term “option grant” refers to a grant of one or more options. You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender one or more options received pursuant to a particular option grant, you must exchange all outstanding options received pursuant to such grant.
     The vesting schedule of the RSUs will be determined on a grant-by-grant basis and will depend on the extent to which the options surrendered in exchange for such RSUs have vested at the time of such exchange and, for surrendered options that are fully vested, the exercise price. The vesting schedules of the RSUs are detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for RSUs (the “Offer to Exchange”). Vesting of the RSUs is conditioned upon your continued service with us through each applicable vesting date.
     Our common stock is traded on the Nasdaq Global Select Market under the symbol “NTAP.” On May 21, 2009, the closing price of our common stock was $17.88 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT
     If you choose to participate in the offer, you must submit your election via the offer website at https://netapp-exchange.equitybenefits.com and follow the instructions on the offer website. The offer website will also provide you with certain information about your eligible options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.

     We encourage you to submit your election electronically via the offer website. If you are unable to do so, you must complete a paper election form and return it via facsimile at (408) 716-2633 or e-mail at optexch@netapp.com (via PDF or similar imaged document file), before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form, please send an e-mail request to optexch@netapp.com or call (408) 754-4670. You can also view and print the election form at
http://finance-web.netapp.com/stock/stock-option-exchange_09.html.
     Only responses that are complete and actually received by NetApp (whether via the offer website or via facsimile or e-mail) by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including election forms and withdrawal forms, is at your risk. NetApp intends to confirm the receipt of your election form and/or any withdrawal form submitted by facsimile or e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form by sending an email to optexch@netapp.com.
     Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     If you need additional copies of the offer documents or the election or withdrawal forms, you should send an email to optexch@netapp.com or call (408) 754-4670. Copies will be furnished promptly at our expense. You can also view and print documents at
http://finance-web.netapp.com/stock/stock-option-exchange_09.html. You should direct questions about this offer to optexch@netapp.com.
Offer to Exchange dated May 22, 2009
     You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the RSUs in any jurisdiction where the offer is not permitted or where it would not achieve its compensatory purposes, and in such jurisdictions we are considering alternative compensation programs. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS	1
RISKS OF PARTICIPATING IN THE OFFER	14
THE OFFER	17
1. Eligibility	17
2. Number of awards; expiration date	17
3. Purposes of the offer	19
4. Procedures for electing to exchange awards	21
5. Withdrawal rights and change of election	23
6. Acceptance of options for exchange and granting of RSUs	24
7. Conditions of the offer	24
8. Price range of shares underlying the awards	27
9. Source and amount of consideration; terms of RSUs	28
10. Information concerning NetApp	33
11. Interests of directors and executive officers; transactions and arrangements concerning the options	34
12. Status of options acquired by us in the offer; accounting consequences of the offer	36
13. Legal matters; regulatory approvals	36
14. Material income tax consequences	37
15. Extension of offer; termination; amendment	39
16. Fees and expenses	40
17. Additional information	40
18. Financial statements	41
19. Miscellaneous	42
SCHEDULE A Information Concerning the Executive Officers and Directors of NetApp, Inc.	A-1
SCHEDULE B Summary Financial Information of NetApp, Inc.	B-1
SCHEDULE C Guide to Tax Issues & Legal Issues in Australia	C-1
SCHEDULE D Guide to Tax Issues & Legal Issues in Austria	D-1
SCHEDULE E Guide to Tax & Legal Issues in the People’s Republic of China	E-1
SCHEDULE F Guide to Tax & Legal Issues in France	F-1
SCHEDULE G Guide to Tax & Legal Issues in Germany	G-1
SCHEDULE H Guide to Tax & Legal Issues in Hong Kong	H-1
SCHEDULE I Guide to Tax & Legal Issues in India	I-1
SCHEDULE J Guide to Tax & Legal Issues in Israel	J-1
SCHEDULE K Guide to Tax & Legal Issues in Italy	K-1
SCHEDULE L Guide to Tax & Legal Issues in Japan	L-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the attached exhibits and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended from time to time hereafter. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.
Q1.	What is the offer?

A1.	This offer is an opportunity for eligible employees to voluntarily exchange outstanding options with an exercise price greater than or equal to $22.00 per share that were granted under the Plans (as defined below) before June 20, 2008 for RSUs.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange
•	“cancellation date” refers to the same calendar day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be June 19, 2009. If the expiration date is extended, then the cancellation date will be similarly delayed.

•	“common stock” refers to NetApp’s common stock.

•	“eligible employee” refers to an employee of NetApp (which, for purposes of this offer, includes all subsidiaries of NetApp) who resides in the United States, Australia, Austria, People’s Republic of China, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, the Netherlands, Singapore, Spain, Sweden, Switzerland, or the United Kingdom as of the commencement of the offer and through the cancellation date. However, our executive officers and the members of our board of directors are not eligible employees and may not participate in the offer.

•	“eligible options” refers to outstanding options to purchase shares of NetApp’s common stock that have an exercise price greater than or equal to $22.00 per share that were granted under the Plans (as defined below) before June 20, 2008 and remain outstanding and unexercised as of the expiration date.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“exchanged options” refers to options that you exchange for RSUs pursuant to this offer.

•	“executive officers” refers to those officers of NetApp that are subject to Section 16 of the Exchange Act.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be June 19, 2009, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on May 22, 2009, and we expect it to end at 9:00 p.m., Pacific Time, on June 19, 2009.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for RSUs.

•	“offer website” is a dedicated website established for this offer through which eligible employees may submit elections electronically.

•	“option” refers to an option to purchase one (1) share of our common stock.

•	“option grant” refers to a grant of one (1) or more options.

•	“outstanding option” refers to an unexercised option under the Plans held by an eligible employee.

•	“Plans” refers to the NetApp, Inc. 1995 Stock Incentive Plan; the NetApp, Inc. 1999 Stock Option Plan; the Alacritus, Inc. 2005 Stock Plan; the Decru, Inc. 2001 Equity Incentive Plan; the Onaro, Inc. Amended and Restated 2002 Stock Option and Incentive Plan; the Orca Systems, Inc. 1999 Stock Option/Stock Issuance Plan; the Topio, Inc. 2004 Israeli Share Option Plan; the Sanpro Systems, Inc. 2001 U.S. Stock Option Plan and the Webmanage Technologies, Inc. 2000 Stock Incentive Plan.

•	“RSUs” refer to restricted stock units granted pursuant to this offer that replace your exchanged options. Each RSU granted in the exchange represents the right to receive one share of our common stock on specified dates when the RSU vests. RSUs will be granted on the RSU grant date pursuant to the 1999 Stock Option Plan and subject to the terms and conditions of an RSU agreement between you and the Company.

•	“RSU grant date” refers to the date that is the same calendar date as the expiration date and the cancellation date. This is the date when RSUs will be granted. We expect that the RSU grant date will be June 19, 2009. If the expiration date is extended, then the RSU grant date will be similarly delayed.
Q2.	How do I participate in this offer?

A2.	If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website and click on the MAKE AN ELECTION button. If you do not want to participate, then no action is necessary. You will be directed to your electronic election form that contains the following personalized information with respect to each eligible option you hold:
•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option;

•	the number of eligible options; and

•	the election alternatives available to you.

You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, you will proceed to the “Agreement to Terms of Election” page. Only after you agree to the Agreement to the Terms of Election will you be directed to the “Print Confirmation” page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.

If you wish to participate, you must complete the election process in the foregoing manner before 9:00 P.M., Pacific Time, on June 19, 2009. If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer.

We encourage you to submit and/or change your election electronically via the offer website. If you are unable to do so, you must complete a paper election form and return it via facsimile at (408) 716-2633 or e-mail at optexch@netapp.com (via PDF or similar imaged document file), before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form, please send an e-mail request to optexch@netapp.com or call (408) 754-4670. You can also view and print the election form at http://finance-web.netapp.com/stock/stock-option-exchange_09.html.

You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender options received pursuant to a particular option grant, you must exchange all outstanding options received pursuant to such option grant. For a complete listing of your outstanding options please refer to your Smith Barney Benefit Access account at www.benefitaccess.com, which lists your outstanding options, the grant date of your options, the exercise price of your options and the number of shares of common stock subject to your outstanding options.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day immediately following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. Only responses that are complete and actually received by NetApp before the deadline will be accepted. If your election or withdrawal is received by facsimile or e-mail, we intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form by sending an email to optexch@netapp.com.

Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	How many RSUs will I receive for the options that I exchange?

A3.	The number of RSUs that you receive will depend on the exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible
Options	RSUs Granted for Exchanged Options
$22.00 — $27.30	1 RSU for every 5 exchanged options
$27.31 — $32.49	1 RSU for every 6 exchanged options
$32.50 — $37.99	1 RSU for every 7 exchanged options
$38.00 — $46.99	1 RSU for every 10 exchanged options
$47.00 and higher	1 RSU for every 25 exchanged options
As noted above, for purposes of this offer, including the exchange ratios, the term “option” refers to an option to purchase one (1) share of our common stock, and the term “option grant” means a grant of one (1) or more options. For purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis. (See Section 2)

If, with respect to the surrender of options received pursuant to a particular option grant, you would otherwise be entitled to receive fewer than forty (40) RSUs in the exchange, then we will make a cash payment instead of granting RSUs. The cash payment will be equal to the closing market price of a share of NetApp’s common stock on the business day immediately prior to the expiration date multiplied by the number of RSUs that would otherwise have been granted in exchange for such surrendered options. The cash payment, less applicable withholdings, will be made as soon as practicable after the RSU grant date and will not be subject to any vesting schedule.

Please note: The exchange ratios apply to each of your option grants separately. This means that all of the outstanding options that you received pursuant to a particular option grant will be aggregated and divided by the applicable exchange ratio. As a result, the various eligible options you hold may be subject to different exchange ratios to the extent that such options were originally received pursuant to different option grants. (See Section 2)

Example:

Assume that you have 1,000 outstanding options that you received pursuant to a single option grant, and the exercise price of each such option is $32.00 per share. If you tender all 1,000 options for exchange, you will receive 166 RSUs on the RSU grant date. This number is the result obtained by dividing 1,000 by 6 (i.e. the exchange ratio for an eligible option with an exercise price of $32.00) and rounding down to the nearest whole RSU.

Example:

Assume that you have eligible options that you received pursuant to two separate option grants. In the first grant, you received 50 options with an exercise price of $32.00 per share. In the second grant, you received 100 options with an exercise price of $40 per share. Assume the closing market price for NetApp’s common stock is $17.00 on the business day immediately prior to the expiration date. If you tender all of the options received pursuant to the two grants (i.e. 150 options), then you will receive a cash payment of $306.00, less applicable withholding. This amount represents the cash value, based on the closing market price of NetApp’s common stock on the business day immediately prior to the expiration date, of the 8 RSUs that you would have otherwise received in exchange for the 50 options received in the first option grant and the 10 RSUs that you would have otherwise received in exchange for the 100 options received in the second option grant.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an eligible employee of NetApp at the time of this offer and you remain an eligible employee of NetApp or a successor entity through the RSU grant date. In addition, you may participate in this offer only if you reside in the United States, Australia, Austria, People’s Republic of China, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, the Netherlands, Singapore, Spain, Sweden, Switzerland, or the United Kingdom. Our executive officers and the members of our board of directors may not participate in the offer. (See Section 1)

Q5.	Why is NetApp making this offer?

A5.	We are making this offer to restore the retention and incentive benefits of our equity awards. We believe that this offer will help us to retain our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our employees. However, our stock price, like that of many other companies in our industry, has declined significantly in the past year. As a result, most of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive RSUs that have greater retention value because, unlike underwater options, such RSUs provide value to employees even if our stock price remains depressed. (Section 3)

Q6.	Which of my options are eligible?

A6.	Your eligible options are those options to purchase shares of common stock of NetApp that have an exercise price greater than or equal to $22.00 per share, were granted under the Plans before June 20, 2008 and remain outstanding and unexercised as of the expiration date, currently expected to be June 19, 2009. For a complete listing of your outstanding options, please refer to your Smith Barney Benefit Access account at www.benefitaccess.com, which lists your outstanding options, the grant date of your options, the exercise price of your options and the number of shares subject to your outstanding options. (See Section 2)

Q7.	Are there circumstances under which I would not be granted RSUs?

A7.	Yes. If, for any reason, you are no longer an employee of NetApp on the RSU grant date, you will not receive any RSUs. Instead, you will keep your current eligible options and the eligible options will vest and expire in accordance with their terms. Except as provided by applicable law and/or any employment agreement between you and NetApp, your employment with NetApp will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible awards, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13)

In addition, if you hold an option that expires after the commencement of, but before the cancellation of options under, this offer, that particular option is not eligible for exchange. Therefore, if you hold options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15)

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. (See Section 15)

If, with respect to the surrender of options received pursuant to a particular option grant, you would otherwise have been entitled to receive fewer than forty (40) RSUs in the exchange, then we will make a cash payment instead of granting RSUs. The cash payment will be equal to the closing market price of a share of NetApp’s common stock on the business day immediately prior to the expiration date multiplied by the number of RSUs that would otherwise have been granted in exchange for such surrendered options. The cash payment, less applicable withholdings, will be made as soon as practicable after the cancellation date and will not be subject to any vesting schedule.

Holders of options in the following countries will not be eligible to participate in the exchange offer and will not be granted RSUs: Argentina, Belgium, Brazil, Canada, Denmark, Finland, Indonesia, Luxembourg, Malaysia, Mexico, New Zealand, Norway, Philippines, Poland, Russian Federation, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey, or United Arab Emirates. NetApp has determined that the exchange offer is not permitted or would not achieve its compensatory purposes with respect to option holders in the foregoing countries.

Q8.	Am I required to participate in this option exchange?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	When will my RSUs vest?

A9.	Each RSU represents the right to receive one share of our common stock on a specified future date if the RSU has vested in accordance with the vesting schedules summarized in the table and further described below, subject to your continuing to be an employee or other service provider to NetApp through each relevant vesting date:

Unvested or Partially
Exercise Price	Vested Option Grant	Fully Vested Option Grant
$22.00 — $27.30	4 Years (1/4 on each anniversary of grant date)	2 Years (1/2 on each anniversary of grant date)

$27.31 — $32.49	4 Years (1/4 on each anniversary of grant date)	2 Years (1/2 on each anniversary of grant date)

$32.50 — $37.99	4 Years (1/4 on each anniversary of grant date)	2 Years (1/2 on each anniversary of grant date)

Unvested or Partially
Exercise Price	Vested Option Grant	Fully Vested Option Grant
$38.00 — $46.99	4 Years (1/4 on each anniversary of grant date)	3 Years (1/3 on each anniversary of grant date)

Equal to or greater than $47.00	4 Years (1/4 on each anniversary of grant date)	3 Years (1/3 on each anniversary of grant date)
•	The vesting schedule of the RSUs will be determined on a grant-by-grant basis and depend on the extent to which the option grant surrendered in exchange for such RSUs has vested at the time of such exchange and, for a surrendered option grant that is fully vested, the exercise price.

•	None of the RSUs will be vested as of the RSU grant date.

•	No RSUs will be scheduled to vest earlier than one year from their date of grant.

•	The annual vesting date will be the anniversary of the RSU grant date.

•	If the surrendered option grant is entirely unvested or partially vested, then regardless of the exercise price of such surrendered options, the RSU will vest as to one-fourth of the RSUs on each of the first four anniversaries of the grant date, so that 100% of the RSUs will be vested on the fourth anniversary of the grant date, provided that the eligible employee remains in continued serviced with the Company through each vesting date.

•	If the surrendered option grant has an exercise price between $22.00 and $37.99 per share and is fully vested, then the RSUs will vest as to 50% of the RSUs on each of the first two anniversaries of the grant date, so that 100% of the RSUs will be vested on the second anniversary of the grant date, provided the eligible employee remains in continued service with the Company through each vesting date.

•	If the surrendered option grant has an exercise price of $38.00 per share or greater and is fully vested, then the RSUs will vest as to one-third of the RSUs on each of the first three anniversaries of the grant date, so that 100% of the RSUs will be vested on the third anniversary of the grant date, provided the eligible employee remains in continued service with the Company through each vesting date.

•	We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding up to the nearest whole number of RSUs that will vest on the first vesting date and rounding down on the following vesting date.

•	If, with respect to the surrender of options received pursuant to a particular option grant, you would otherwise be entitled to receive fewer than forty (40) RSUs in the exchange, then we will make a cash payment instead of granting RSUs. The cash payment will be equal to the closing market price of a share of NetApp’s common stock on the business day immediately prior to the expiration date multiplied by the number of RSUs that would otherwise have been granted in exchange for such surrendered options. The cash payment, less applicable withholdings, will be made as soon as practicable after the RSU grant date and will not be subject to any vesting schedule.

Q10.	If I participate in this offer, do I have to exchange all of my eligible options?

A10.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. However, if you decide to exchange any options received pursuant to a particular option grant, you must exchange all of the outstanding options received pursuant to such grant (i.e. you must make your election to participate on a grant-by-grant basis). You should note that we are not accepting partial tenders of option grants, except that (a) you may partially tender an option grant covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 11), and (b) you may elect to exchange all of the options received pursuant to such grant that remain unexercised on the cancellation date. (See Section 2)

Q11.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of NetApp beneficially owns a portion of that eligible option, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the award is held by you and you are an eligible employee). (See Section 2)

Q12.	When will I receive the RSUs?

A12.	We will grant the RSUs on the RSU grant date. The RSU grant date will be the same calendar day as the cancellation date, which we expect to be June 19, 2009. If the expiration date is extended, the RSU grant date will be similarly delayed. You will receive your RSU agreement as soon as practicable after the expiration of the offer. (See Section 6)

Q13.	When will my exchanged options be cancelled?

A13.	Your exchanged options will be cancelled following the expiration of the offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be June 19, 2009, unless the offer period is extended. (See Section 6)

Q14.	Once I surrender my exchanged options, is there anything I must do to receive the RSUs?

A14.	No. Once your exchanged options have been surrendered, there is nothing that you must do to receive your RSUs. Your RSUs will be granted to you on the same day that the exchanged options are cancelled provided that you are still an employee on such date (See Question and Answer 7). We expect that the RSU grant date will be June 19, 2009. In order to vest in the shares covered by RSUs, you will need to remain in continued service with NetApp through the applicable vesting date, as described in Question and Answer 9. (See Section 1)

Q15.	Can I exchange NetApp common stock that I acquired upon a prior exercise of NetApp options?

A15.	No. This offer relates only to certain outstanding options to purchase shares of NetApp common stock. You may not exchange shares of NetApp common stock in this offer. (See Section 2)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your exchanged options and your exchanged options have been cancelled, you will no longer have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be June 19, 2009. (See Section 6)

Q17.	Will the terms and conditions of my RSUs be the same as the terms and conditions of my exchanged options?

A17.	No. Your RSUs will be unvested as of the RSU grant date and will have a different vesting schedule from the vesting schedule of your exchanged options.

Your RSUs will be granted under the terms of the Company’s 1999 Stock Option Plan and an RSU agreement. The applicable form of RSU agreement for U.S. employees and separate versions thereof reflecting country-specific terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9)

Until your RSUs vest and you are issued shares for such RSUs, you will not have any of the rights or privileges of a stockholder of NetApp. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

Q18.	What happens to my eligible options if I choose not to participate or if my options are not accepted for exchange?

A18.	If you choose not to participate or your eligible options are not accepted for exchange, your existing eligible options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6)

Q19.	How does NetApp determine whether an eligible option has been properly tendered?

A19.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any eligible options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q20.	Will I have to pay taxes if I participate in the offer?

A20.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. However, you normally will have taxable income when your RSUs vest, at which time NetApp will also typically have payroll tax withholding obligations. In order for you to be issued shares of common stock when your RSUs vest, you must make satisfactory arrangements with respect to the payment of income, employment and other taxes that NetApp determines must be withheld with respect to such shares. NetApp will automatically redeem a sufficient number of shares of its common stock issued when RSUs vest to satisfy the withholding obligations, unless we determine otherwise. You may also have taxable capital gain when you sell the shares underlying the RSUs. Note that the tax treatment of RSUs is significantly different from the tax treatment of your eligible options, and participating in the offer could result in your tax liability being higher than if you had kept your eligible options. (See Risks of Participating in the Offer on page 13.) Please see Section 14 for a description of the general tax consequences associated with options and RSUs.

If you participate in the offer and are subject to tax or social insurance contributions in Australia, Austria, People’s Republic of China, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, the Netherlands, Singapore, Spain, Sweden, Switzerland, or the United Kingdom, please refer to Schedules C — R of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q21.	What if NetApp merges with, or is acquired by, another company?

A21.	Although we currently are not anticipating any merger or acquisition, other than the proposed acquisition of Data Domain, Inc. described on our Current Report on Form 8-K filed with the SEC on May 21, 2009, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any eligible options you have tendered for exchange, and your eligible options will be treated in accordance with the applicable Plan and relevant option agreement. Further, if NetApp is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement and you will receive no RSUs in exchange for them. If NetApp is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSUs would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer.

Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Company’s 1999 Stock Option Plan and your new RSU agreement. (See Section 9)

Q22.	Will I receive an RSU agreement?

A22.	Yes. All RSUs will be subject to the terms of an RSU agreement between you and NetApp under the Company’s 1999 Stock Option Plan. The applicable form of RSU agreement for U.S. employees and separate versions thereof reflecting country-specific terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9)

Q23.	Are there any conditions to this offer?

A23.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q24.	If you extend the offer, how will you notify me?

A24.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q25.	How will you notify me if the offer is changed?

A25.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer. (See Sections 2 and 15)

Q26.	Can I change my mind and withdraw from this offer?

A26.	Yes. You may change your mind after you have submitted an election and withdraw some or all of your eligible options from the offer at any time before the expiration date (expected to be June 19, 2009). Please note, however, that withdrawals must be made on a grant-by-grant basis. This means you cannot withdraw one option received pursuant to a particular option grant without also withdrawing all other options received pursuant to such option grant. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. Although we do not expect this to occur, under SEC rules governing this offer, if we have not accepted your properly tendered eligible options by 9:00 p.m., Pacific Time, on July 21, 2009, you may withdraw your eligible options at any time thereafter. (See Section 5)

Q27.	Can I change my mind about which eligible options I want to exchange?

A27.	Yes. You may change your mind after you have submitted an election and change the eligible options you tender for exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. (See Section 4 and 5)

Q28.	How do I change my election?

A28.	To change your election, you must do the following before the expiration date:

1.	Access the offer website at https://netapp-exchange.equitybenefits.com and complete a new electronic election form; or

2.	Although we encourage you to submit your election electronically via the offer website, if you are unable to do so, you must complete a paper election form and return it via facsimile at (408) 716-2633 or e-mail at optexch@netapp.com (via PDF or similar imaged document file), before the expiration date. To obtain a paper election form please send an e-mail request to optexch@netapp.com or call (408) 754-4670. You can also view and print the election form at http://finance-web.netapp.com/stock/stock-option-exchange_09.html.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. Only responses that are complete and actually received by NetApp before the deadline will be accepted. If your election or withdrawal is received by facsimile or e-mail, we intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form.

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. (See Section 5)

Q29.	What if I withdraw my election and then decide again that I want to participate in this offer?

A29.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed electronic election form (or faxed or e-mailed form) accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 2 and Section 5.

Q30.	Are you making any recommendation as to whether I should exchange my eligible options?

A30.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 14 for information regarding some of these risks), and there are no guarantees that you ultimately would receive greater value from the RSUs you will receive in exchange than you would if you had retained your corresponding options. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment- or tax-related questions, you should talk to your legal counsel, accountant, and/or financial advisor. (See Section 3)

Q31.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A31.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to optexch@netapp.com. (See Section 10)

RISKS OF PARTICIPATING IN THE OFFER
     Participation in this Offer to Exchange involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q, for the quarter ended January 23, 2009, and our Annual Report on Form 10-K, for the year ended April 25, 2008, in each case as filed with the SEC, highlight the material risks relating to our business and to participating in this Offer to Exchange. You should carefully consider these risks, and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Offer to Exchange. In addition, we strongly encourage you to read the entire Offer to Exchange, including the sections discussing the tax consequences of participating in the Offer to Exchange, for a more in-depth discussion of the risks that may apply to you.
     In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this Offer to Exchange, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, but not limited to, statements related to the likelihood that this Offer to Exchange will restore the retention and incentive benefits of our equity awards and maximize stockholder value, the possibility that another company could acquire us and terminate your employment, and the likelihood that the Offer to Exchange will be treated as a non-taxable event, are inherently uncertain insofar as they are based on management’s current expectations and assumptions concerning future events, and they are subject to a number of potential risks and uncertainties, including those described below. The forward-looking statements made by us in connection with this Offer to Exchange do not fall within the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.
     The following discussion should be read in conjunction with the summary financial information attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q and, if applicable, 8-K filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.
Risks that are Specific to this Offer
If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the RSUs that you receive in exchange for them.
     Because the exchange ratio of this offer is not one-for-one with respect to all awards, it is possible that, at some point in the future, your eligible options would have been economically more valuable than the RSUs granted pursuant to this offer. For example, if you exchange an option grant for 500 shares with an exercise price of $38.00, you would receive 50 RSUs. Assume, for illustrative purposes only, that three (3) years after the new grant date, the price of our common stock has increased to $55.00 per share. Under this example, if you had kept your exchanged options and exercised them at $55.00 per share, you would have realized pre-tax gain of $8,500, but if you exchanged your options and sold the shares vested pursuant to the RSUs, you would realize only a pre-tax gain of $2,750.
If we are acquired by or merge with another company, your cancelled options might have been worth more than the RSUs that you receive in exchange for them.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original awards.
     Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if your service terminates for any reason before your RSUs vest, you will not receive any value from your RSUs. Please see our Current Report on Form 8-K filed with the SEC on May 21, 2009 with respect to our planned acquisition of Data Domain, Inc.
Your RSUs will not be vested on the new grant date.
     The RSUs will be subject to a vesting schedule, and in order to vest in your RSUs, you must remain in continued service with NetApp through each relevant vesting date. If your service with NetApp terminates before any of your RSUs vest, your unvested RSUs will be forfeited to NetApp without consideration.
Tax-Related Risks
Tax effects of RSUs for United States Taxpayers.
     If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the RSU grant date. However, you generally will have taxable ordinary income when your RSUs vest, at which time NetApp generally also will have a payroll tax withholding obligation. NetApp will automatically redeem a sufficient number of shares of its common stock issued when RSUs vest to satisfy the withholding obligations, unless we determine otherwise. You also may have taxable capital gains when you sell the shares underlying the RSUs. Please see Section 14 of the Offer to Exchange for a description of the general tax consequences associated with RSUs.
Holders of Incentive Stock Options Who Choose Not to Participate
     If this offer is open for thirty (30) or more calendar days, eligible employees who hold eligible options that are incentive stock options and who do not participate in the offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the date the offer is commenced. As a result, if this offer is open for thirty (30) or more calendar days, to receive favorable U.S. tax treatment for such adjusted incentive stock option, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares acquired upon exercise of the incentive stock option for at least two (2) years from the date this offer commenced (that is, more than two (2) years from May 22, 2009) and one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new RSUs). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain. Currently, this offer is scheduled to expire on June 19, 2009. If the offer expires as scheduled, the offer will have remained open for less than thirty (30) calendar days and the incentive stock option terms would not be adjusted as described above.
     For more detailed information, please read the rest of the Offer to Exchange and see the tax disclosure set forth under Section 14 of the Offer to Exchange. We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating or not participating in the offer.
Tax-related risks for tax residents of multiple countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.
Tax related risks for tax residents of non-U.S. countries.
     If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in a country other than the United States apply to your specific situation. See Schedules C through R of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

Risks Relating to Our Business, Generally
Our operating results may be adversely affected by unfavorable economic and market conditions, including the current economic downturn.
     We are subject to the effects of general global economic and market conditions challenging economic conditions worldwide have from time to time contributed, and are currently contributing, to slowdowns in the computer, storage, and networking industries at large, as well as the information technology (“IT”) market, resulting in:
•	Reduced demand for our products as a result of continued constraints on IT related spending by our customers;

•	Increased price competition for our products from competitors;

•	Deferment of purchases and orders by customers due to budgetary constraints or changes in current or planned utilization of our systems;

•	Risk of excess and obsolete inventories;

•	Excess facilities costs;

•	Higher overhead costs as a percentage of revenue;

•	Increased risk of losses or impairment charges related to our investment portfolio;

•	Negative impacts from increased financial pressures on customers, distributors and resellers;

•	Negative impacts from increased financial pressures on key suppliers or contract manufacturers; and

•	Potential discontinuance of product lines or businesses and related asset impairments.
     The turmoil in the global credit markets, the recent instability in the geopolitical environment in many parts of the world and other disruptions may continue to put pressure on global economic conditions. The economic challenges we initially experienced in the United States have spread throughout the world. If global economic and market conditions, or economic conditions in the United States or other key markets, remain uncertain, persist, or deteriorate further, we may experience material adverse impacts on our business, operating results, and financial condition.
 Our quarterly operating results may fluctuate, which could adversely impact our common stock price.
     We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Our operating results have in the past, and will continue to be, subject to quarterly fluctuations as a result of numerous factors, some of which may contribute to more pronounced fluctuations in an uncertain global economic environment. These factors include, but are not limited to, the following:
•	Fluctuations in demand for our products and services, in part due to changes in general economic conditions and specific economic conditions in the computer, storage, and networking industries;

•	A shift in federal government spending patterns;

•	Changes in sales and implementation cycles for our products and reduced visibility into our customers’ spending plans and associated revenue;

•	The level of price and product competition in our target product markets;

•	The impact of the current adverse economic and credit environment on our customers, channel partners, and suppliers, including their ability to obtain financing or to fund capital expenditures;

•	The overall movement toward industry consolidations among both our competitors and our customers;

•	Our reliance on a limited number of suppliers due to industry consolidation, which could subject us to periodic supply-and-demand, price rigidity, and quality issues with our components;

•	The timing of bookings or the cancellation of significant orders;

•	Product configuration and mix;

•	The extent to which our customers renew their service and maintenance contracts with us;

•	Market acceptance of new products and product enhancements;

•	Announcements and introductions of, and transitions to, new products by us or our competitors;

•	Deferrals of customer orders in anticipation of new products or product enhancements introduced by us or our competitors;

•	Our ability to develop, introduce, and market new products and enhancements in a timely manner;

•	Technological changes in our target product markets;

•	Our levels of expenditure on research and development and sales and marketing programs;

•	Our ability to achieve targeted cost reductions;

•	Adverse movements in foreign currency exchange rates as a result of our international operations;

•	Excess or inadequate facilities;

•	Actual events, circumstances, outcomes and amounts differing from judgments, assumptions, and estimates used in determining the values of certain assets (including the amounts of valuation allowances), liabilities, and other items reflected in our consolidated financial statements;

•	Disruptions resulting from new systems and processes as we continue to enhance and scale our system infrastructure;

•	Future accounting pronouncements and changes in accounting rules, such as the increased use of fair value measures and the potential requirement that U.S. registrants prepare financial statements in accordance with International Financial Reporting Standards (IFRS);

•	Seasonality, such as our historical seasonal decline in revenues in the first quarter of our fiscal year and seasonal increase in revenues in the second quarter of our fiscal year, with the latter due in part to the impact of the U.S. federal government’s September 30 fiscal year end on the timing its orders. and

•	Linearity, such as our historical intraquarter revenue pattern in which a disproportionate percentage of each quarter’s total revenues occur in the last month of the quarter.

     Due to such factors, operating results for a future period are difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations, and financial condition. It is possible that in one or more quarters our results may fall below our forecasts and the expectations of public market analysts and investors. In such event, the trading price of our common stock would likely decrease.
Our revenue for a particular period is difficult to forecast, and a shortfall in revenue may harm our business and our operating results.
     Our revenues for a particular period are difficult to forecast, especially in light of the current global economic downturn and related market uncertainty. Product sales are also difficult to forecast because the storage and data management market is rapidly evolving, and our sales cycle varies substantially from customer to customer. New or additional product introductions also increase the complexities of forecasting revenues.
     Additionally, we derive a majority of our revenue in any given quarter from orders booked in the same quarter. Bookings typically follow intraquarter seasonality patterns weighted toward the back end of the quarter. If we do not achieve bookings in the latter part of a quarter consistent with our quarterly targets, our financial results will be adversely impacted.
     We use a “pipeline” system, a common industry practice, to forecast bookings and trends in our business. Sales personnel monitor the status of potential business and estimate when a customer will make a purchase decision, the dollar amount of the sale and the products or services to be sold. These estimates are aggregated periodically to generate a bookings pipeline. Our pipeline estimates may prove to be unreliable either in a particular quarter or over a longer period of time, in part because the “conversion rate” of the pipeline into contracts varies from customer to customer, can be difficult to estimate, and requires management judgment. Small deviations from our forecasted conversion rate may result in inaccurate plans and budgets and could materially and adversely impact our business or our planned results of operations. In particular, the continued adverse events in the economic environment and financial markets have made it even more difficult for us to forecast our future results and may result in a reduction in our quarterly conversion rate as our customers’ purchasing decisions are delayed, reduced in amount, or cancelled.
     Uncertainty about current and future global economic conditions has caused consumers, businesses and governments to defer purchases in response to tighter credit, decreased cash availability and declining customer confidence. Accordingly, future demand for our products could differ from our current expectations.
We have experienced periods of alternating growth and decline in revenues and operating expenses. If we are not able to successfully manage these fluctuations, our business, financial condition and results of operations could be significantly impacted.
     The ongoing global financial crisis has led to a worldwide economic downturn that has negatively affected our business. If the current economic downturn continues or worsens, demand for our products and services and our revenues may be further reduced. A prolonged downturn can adversely affect our revenues, gross margin and results of operations. During such economic downturns, it is critical to appropriately align our cost structure with prevailing market conditions and to minimize the effect of such downturns on our operations, while also maintaining our capabilities and strategic investments for future growth.
     Our expense levels are based in part on our expectations as to future revenues, and a significant percentage of our expenses are fixed. We have a limited ability to quickly or significantly reduce our fixed costs, and if revenue levels are below our expectations, operating results will be adversely impacted. During uneven periods of growth, we may incur costs before we realize some of the anticipated benefits, which could harm our operating results. We have significant investments in engineering, sales, service support, marketing programs and other functions to support and grow our business. We are likely to recognize the costs associated with these investments earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect, which could harm our business, operating results and financial condition.
     Conversely, if we are unable to effectively manage our resources and capacity, during periods of increasing demand for our products, we could experience a material adverse effect on operations and financial results. If the network storage market fails to grow, or grows slower than we expect, our revenues will be adversely affected. Also, even if IT spending increases, our revenue may not grow at the same pace.
Our gross margins have varied over time and may continue to vary, and such variation may make it more difficult to forecast our earnings.
     Our product gross margins have been and may continue to be affected by a variety of factors, including:
•	Demand for storage and data management products;

•	Pricing actions, rebates, initiatives, discount levels, and price competition;

•	Direct versus indirect and OEM sales;

•	Changes in customer, geographic, or product mix, including mix of configurations within each product group;

•	Product and add-on software mix;

•	The mix of services as a percentage of revenue;

•	The mix and average selling prices of products;

•	The mix of disk content;

•	The timing of revenue recognition and revenue deferrals;

•	New product introductions and enhancements;

•	Excess inventory purchase commitments as a result of changes in demand forecasts and possible product and software defects as we transition our products; and

•	The cost of components, manufacturing labor, quality, warranty, and freight.
     Changes in software entitlements and maintenance gross margins may result from various factors, such as:
•	The size of the installed base of products under support contracts;

•	The timing of technical support service contract renewals;

•	Demand for and the timing of delivery of upgrades;

•	The timing of our technical support service initiatives; and

•	The level of spending on our customer support infrastructure.
     Changes in service gross margins may result from various factors, such as:
•	The mix of customers;

•	The size and timing of service contract renewals;

•	The volume and use of outside partners to deliver support services on our behalf; and

•	Product quality and serviceability issues.
Due to such factors, gross margins are subject to variations from period to period and are difficult to predict.
Our cost-reduction initiatives and restructuring plans may not result in anticipated savings or more efficient operations. Our recently-announced restructuring may disrupt our operations and adversely affect our operations and financial results.
     On February 11, 2009, in response to the worsening global economic conditions and uncertainty about future IT spending, we announced a restructuring of our worldwide operations in an effort to strategically align our cost structure with expected revenues, as well as to reallocate resources into areas of our business with more growth potential.
     Additionally, in December 2008, we decided to cease development and availability of our SnapMirror® for Open Systems (“SMOS”) product, and as a result recorded restructuring and other charges attributable primarily to severance and employee-related and facility closure costs, as well as the impairment of certain acquired intangible assets.
     We may not be able to successfully complete and realize the expected benefits of these restructuring plans. Our restructuring plans may involve higher costs or a longer timetable, or they may fail to improve our gross margins, results of operations and cash flows as we anticipate. Our inability to realize these benefits may result in an ineffective business structure that could negatively impact our results of operations. In addition to costs related to severance and other employee-related costs, our restructuring plans may also subject us to litigation risks and expenses.
     In addition, our restructuring plans may have other adverse consequences, such as attrition beyond our planned reduction in workforce, the loss of employees with valuable knowledge or expertise, a negative impact on employee morale, or a gain in competitive advantage by our competitors over us. The restructuring efforts could also be disruptive to our day-to-day operations and cause our remaining employees to be less productive, which in turn may affect our revenue and other operating results in the future. In the event that the economy recovers sooner than we expect and results in increased IT spending, we may not have sufficient capacity to capitalize on the related increase in demand for our products and services.
     We may undertake future cost-reduction initiatives and restructuring plans that may adversely impact our operations; and we may not realize all of the anticipated benefits of our prior or any future restructurings.
Changes in market conditions have led, and in the future could lead, to charges related to the discontinuance of certain of our products and asset impairments.
     In response to changes in economic conditions and market demands, we may be required to strategically realign our resources and consider cost containment measures including restructuring, disposing of, or otherwise discontinuing certain products. Any decision to limit investment in, dispose of, or otherwise exit products may result in the recording of charges to earnings, such as inventory and technology-related or other intangible asset write-offs, workforce reduction costs, charges relating to consolidation of excess facilities, cancellation penalties or claims from third parties who were resellers or users of discontinued products, which would harm our operating results. Our estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including purchased intangible assets, could change as a result of such assessments and decisions. Additionally, we are required to perform goodwill impairment tests on an annual basis, and between annual tests in certain circumstances when impairment indicators exist or if certain events or changes in circumstances have occurred. Future goodwill impairment tests may result in charges to earnings, which could materially harm our operating results.
Our OEM relationship with IBM may not continue to generate significant revenue.
          In April 2005, we entered into an OEM agreement with IBM, which enables IBM to sell IBM branded solutions based on NetApp® unified solutions, including NearStore® and V-Series systems, as well as associated software offerings. While this agreement is an element of our strategy to expand our reach into more customers and countries, we do not have an exclusive relationship with IBM, and there is no minimum commitment for any given period of time; therefore, this relationship may not continue to contribute revenue in future years. In addition, we have no control over the products that IBM selects to sell, or its release schedule and timing of those products; nor do we control its pricing. In the event that sales through IBM increase, we may experience distribution channel conflicts between our direct sales force and IBM or among our channel partners. If we fail to minimize channel conflicts, our operating results and financial condition could be harmed. We cannot assure you that this OEM relationship will continue to generate significant revenue while the agreement is in effect, or that the relationship will continue to be in effect for any specific period of time.
If we are unable to maintain our existing relationships and develop new relationships with major strategic partners, our revenue may be impacted negatively.
     An element of our strategy to increase revenue is to strategically partner with major third-party software and hardware vendors that integrate our products into their products and also co-market our products with these vendors. We have significant partner relationships with database, business application, backup management and server virtualization companies, including Microsoft, Oracle, SAP, Symantec and VMware.. A number of these strategic partners are industry leaders that offer us expanded access to segments of the storage market. There is intense competition for attractive strategic partners, and even if we can establish relationships with these or other partners, these partnerships may not generate significant revenue or may not continue to be in effect for any specific period of time. If these relationships fail to materialize as expected, we could suffer delays in product development or other operational difficulties.
          We intend to continue to establish and maintain business relationships with technology companies to accelerate the development and marketing of our storage solutions. To the extent that we are unsuccessful in developing new relationships or maintaining our existing relationships, our future revenue and operating results could be impacted negatively. In addition, the loss of a strategic partner could have a material adverse effect on our revenues and operating results.
     Disruption of or changes in our distribution model could harm our sales.
     If we fail to manage distribution of our products and services properly, or if our distributors’ financial condition or operations weaken, our revenue and gross margins could be adversely affected.
     We market and sell our storage solutions directly through our worldwide sales force and indirectly through channel partners such as value-added resellers, systems integrators, distributors, OEMs and strategic business partners, and we derive a significant portion of our revenue from these channel partners. For the three and nine-month periods ended January 23, 2009, revenues generated from sales through our channel partners accounted for 81.3% and 63.3% of our revenues. In order for us to maintain or increase our revenues, we must effectively manage our relationships with channel partners.
     Several factors could result in disruption of or changes in our distribution model, which could materially harm our revenues and gross margins, including the following:
• We compete with some of our channel partners through our direct sales force, which may lead these partners to use other suppliers who do not directly sell their own products;

• Our channel partners may demand that we absorb a greater share of the risks that their customers may ask them to bear;
• Our channel partners may have insufficient financial resources and may not be able to withstand changes and challenges in business conditions; and
• Revenue from indirect sales could suffer if our channel partners’ financial condition or operations weaken.
     In addition, we depend on our channel partners to comply with applicable regulatory requirements in the jurisdictions in which they operate. Their failure to do so could have a material adverse effect on our revenues and operating results.
The U.S. government has contributed to our revenue growth and has become an important customer for us. Future revenue from the U.S. government is subject to shifts in government spending patterns. A decrease in government demand for our products could materially affect our revenues. In addition, our business could be adversely affected as a result of future examinations by the U.S. government.
The U.S. government has become an important customer for the storage market and for us; however, government demand is unpredictable, and there can be no assurance that we will maintain or grow our revenue from the U.S. government. Government agencies are subject to budgetary processes and expenditure constraints that could lead to delays or decreased capital expenditures in IT spending. If the government or individual agencies within the government reduce or shift their capital spending patterns, our revenues and operating results may be harmed.
     In addition, selling our products to the U.S. government also subjects us to certain regulatory requirements. The failure to comply with these requirements could subject us to fines and other penalties, which could have a material adverse effect on our revenues and operating results. For example, in April 2009, we entered into a settlement agreement with the United States of America, acting through the United States Department of Justice (“DOJ”) and on behalf of the General Services Administration (the “GSA”), under which we agreed to pay the United States $128.0 million, plus interest, related to a dispute regarding our discount practices and compliance with the price reduction clause provisions of its GSA contracts between August 1997 and February 2005. If we were subject to an adverse outcome of any future examinations, or if we were suspended or debarred from contracting with the federal government generally, or with any specific agency, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating results could be materially adversely affected.
A portion of our revenue is generated by large, recurring purchases from various customers, resellers and distributors. A loss, cancellation or delay in purchases by these parties has and could continue to negatively affect our revenue.
     During the three-month period ended January 23, 2009, two U.S. distributors accounted for approximately 11.5% and 12.1% of our revenues, respectively. During the nine-month period ended January 23, 2009, the same two U.S. distributors accounted for approximately 10.8% and 10.5% of our revenues, respectively. The loss of continued orders from any of our more significant customers, strategic partners, distributors or resellers could cause our revenue and profitability to suffer. Our ability to attract new customers will depend on a variety of factors, including the cost-effectiveness, reliability, scalability, breadth and depth of our products.
     We generally do not enter into binding purchase commitments with our customers for an extended period of time, and thus we may not be able to continue to receive large, recurring orders from these customers, resellers or distributors. For example, our reseller agreements generally do not require minimum purchases and our customers, resellers and distributors can stop purchasing and marketing our products at any time.

     Recent turmoil in the credit markets may further negatively impact our operations by affecting the solvency of our customers, resellers and distributors, or the ability of our customers to obtain credit to finance purchases of our products. If the global economy and credit markets continue to deteriorate and our future sales decline, our financial condition and operating results could be adversely impacted.
     Because our expenses are based on our revenue forecasts, a substantial reduction or delay in sales of our products to, or unexpected returns from, customers and resellers, or the loss of any significant customer or reseller, could harm our business. Although our largest customers may vary from period to period, we anticipate that our operating results for any given period will continue to depend on large orders from significant customers. In addition, a change in the mix of our customers could adversely affect our revenue and gross margins.
     We are exposed to the credit risk of some of our customers, resellers, and distributors, as well as credit exposures in weakened markets, which could result in material losses.
     Most of our sales to customers are on an open credit basis, with typical payment terms of 30 days in the United States and, because of local customs or conditions, longer in some markets outside the United States. We monitor individual customer payment capability in granting such open credit arrangements, and seek to limit such open credit to amounts we believe the customers can pay. Beyond our open credit arrangements, we also have recourse or nonrecourse customer financing leasing arrangements with third party leasing companies through preexisting relationships with customers. Under the terms of recourse leases, which are treated as off-balance sheet arrangements, we remain liable for the aggregate unpaid remaining lease payments to the third party leasing company in the event that any customers default. We expect demand for customer financing to continue. During periods of economic downturn in the storage industry and the global economy, our exposure to credit risks from our customers increases. In addition, our exposure to credit risks of our customers may increase if our customers and their customers or their lease financing sources are adversely affected by the current global economic downturn, or if there is a continuation or worsening of the downturn. Although we have programs in place to monitor and mitigate the associated risks, such programs may not be effective in reducing our credit risks.
     In the past, there have been bankruptcies by our customers both who have open credit and who have lease financing arrangements with us, causing us to incur bad debt charges, and, in the case of financing arrangements, a loss of revenues. There can be no assurance that additional losses will not occur in future periods. Any future losses could harm our business and have a material adverse effect on our operating results and financial condition. Additionally, to the extent that the recent turmoil in the credit markets makes it more difficult for customers to obtain open credit or lease financing, those customers’ ability to purchase our product could be adversely impacted, which in turn could have a material adverse impact on our financial condition and operating results.
The market price for our common stock has fluctuated significantly in the past and will likely continue to do so in the future.
     The market price for our common stock has experienced substantial volatility in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include but are not limited to:
•	Fluctuations in our operating results;

•	Variations between our operating results and either the guidance we have furnished to the public or the published expectations of securities analysts;

•	Economic developments in the storage and data management market as a whole;

•	Fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	Changes in analysts’ recommendations or projections;

•	Inquiries by the SEC, NASDAQ, law enforcement, or other regulatory bodies;

•	International conflicts and acts of terrorism;

•	Announcements of new products, applications, or product enhancements by us or our competitors;

•	Changes in our relationships with our suppliers, customers, channel and strategic partners; and

•	General market conditions, including the recent financial and credit crisis and global economic downturn.
     In addition, the stock market has experienced volatility that has particularly affected the market prices of the equity securities of many technology companies. Certain macroeconomic factors such as changes in interest rates, the market climate for the technology sector, and levels of corporate spending on IT, as well as variations in our expected operating performance, could continue to have an impact on the trading price of our stock. As a result, the market price of our common stock may fluctuate significantly in the future, and any broad market decline may materially and adversely affect the market price of our common stock.
If we are unable to develop and introduce new products and respond to technological change, if our new products do not achieve market acceptance, if we fail to manage the transition between our new and old products, or if we cannot provide the expected level of service and support for our new products, our operating results could be materially and adversely affected.
     Our future growth depends upon the successful development and introduction of new hardware and software products. Due to the complexity of storage subsystems and storage security appliances and the difficulty in gauging the engineering effort required to produce new products, such products are subject to significant technical risks. In addition, our new products must respond to technological changes and evolving industry standards. If we are unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, or if such products do not achieve market acceptance, our operating results could be materially and adversely affected. New or additional product introductions increase the complexities of forecasting revenues, and if not managed effectively, may adversely affect our sales of existing products.
     As new or enhanced products are introduced, we must successfully manage the transition from older products in order to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories, and ensure that enough supplies of new products can be delivered to meet customers’ demands.
     As we enter new or emerging markets, we will likely increase demands on our service and support operations and may be exposed to additional competition. We may not be able to provide products, service and support to effectively compete for these market opportunities.
An increase in competition and industry consolidation could materially and adversely affect our operating results.

     The storage markets are intensely competitive and are characterized by rapidly changing technology. In the storage market, our primary and near-line storage system products and our associated software portfolio compete primarily with storage system products and data management software from EMC, Hitachi Data Systems, HP, IBM, and Sun Microsystems. In addition, Dell, Inc. is a competitor in the storage marketplace through its business arrangement with EMC, which allows Dell to resell EMC storage hardware and software products, as well as through Dell’s acquisition of EqualLogic, through which Dell offers low-priced storage solutions. In the secondary storage market, which includes the disk-to-disk backup, compliance and business continuity segments, our solutions compete primarily against products from EMC and Sun Microsystems. Our VTL products also compete with traditional tape backup solutions in the broader data backup/recovery space. Additionally, a number of small, newer companies have recently entered the storage systems and data management software markets, the near-line and VTL storage markets and the high-performance clustered storage markets, some of which may become significant competitors in the future.
     There has been a trend toward industry consolidation in our markets for several years. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully against current or future competitors. Competitive pressures we face could materially and adversely affect our business and operating results.
Our future financial performance depends on growth in the storage and data management markets. If these markets do not perform as we expect and upon which we calculate and forecast our revenues, our operating results will be materially and adversely impacted.
     All of our products address the storage and data management markets. Accordingly, our future financial performance will depend in large part on continued growth in the storage and data management markets and on our ability to adapt to emerging standards in these markets. The markets for storage and data management have been adversely impacted by the current global economic downturn and may not grow as anticipated or may continue to decline.
     Additionally, emerging standards in these markets may adversely affect the UNIX®, Windows® and the World Wide Web server markets upon which we depend. For example, we provide our open access data retention solutions to customers within the financial services, healthcare, pharmaceutical and government market segments, industries that are subject to various evolving governmental regulations with respect to data access, reliability and permanence (such as Rule 17(a)(4) of the Securities Exchange Act of 1934, as amended) in the United States and in the other countries in which we operate. If our products do not meet and continue to comply with these evolving governmental regulations in this regard, customers in these market and geographical segments will not purchase our products, and we will not be able to expand our product offerings in these market and geographical segments at the rates which we have forecasted.
Supply chain issues, including financial problems of contract manufacturers or component suppliers, or a shortage of adequate component supply or manufacturing capacity that increase our costs or cause a delay in our ability to fulfill orders, could have a material adverse impact on our business and operating results, and our failure to estimate customer demand properly may result in excess or obsolete component supply, which could adversely affect our gross margins.
     The fact that we do not own or operate our manufacturing facilities and supply chain exposes us to risks, including reduced control over quality assurance, production costs and product supply, which could have a material adverse impact on the supply of our products and on our business and operating results.
     Financial problems of either contract manufacturers or component suppliers could limit supply, increase costs, or result in accelerated payment terms. The loss of any contract manufacturer or key supplier could negatively impact our ability to manufacture and sell our products. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming. If we are required to change contract manufacturers, we may lose revenue and damage our customer relationships. Disruption or termination of manufacturing capacity or component supply could delay shipments of our products and could materially and adversely affect our operating results. Such delays could also damage relationships with current and prospective customers and suppliers, and our competitive position and reputation could be harmed.
     A return to growth in the economy is likely to put greater pressures on us, our contract manufacturers and our suppliers to accurately project demand and to establish optimal purchase commitment levels. Additionally, the reservation of manufacturing capacity at our contract manufacturers by other companies, inside or outside of our industry, or the inability by us to appropriately cancel, reschedule, or adjust our manufacturing or components requirements based upon business needs could result in either limitation of supply or increased costs from these suppliers.
     If we inaccurately forecast demand for our products or if there is lack of demand for our products, we may have excess or inadequate inventory or incur cancellation charges or penalties, which would increase our costs and have an adverse impact on our gross margins.
     We rely on a limited number of suppliers for components such as disk drives, computer boards and microprocessors utilized in the assembly of our products. In recent years, rapid industry consolidation has led to fewer component suppliers, which has and could subject us to future periodic supply constraints and price rigidity.
     Furthermore, as a result of binding price or purchase commitments with suppliers, we may be obligated to purchase components at prices that are higher than those available in the current market, or in amounts greater than our needs. In the event that we become committed to purchase components at prices in excess of the current market price when the components are actually used, or are committed to buy components in amounts greater than our needs, our gross margins could decrease.
     Component quality is a risk and is particularly significant with respect to our suppliers of disk drives. In order to meet product performance requirements, we must obtain disk drives of extremely high quality and capacity.
     As suppliers upgrade their components, they regularly “end of life” older components. As we become aware of an end of life situation, we attempt to make purchases or purchase commitments to cover all future requirements or find a suitable substitute component. We may not be able to obtain a sufficient supply of components on a timely and cost effective basis. Our failure to do so may lead to an adverse impact on our business. On the other hand, if we fail to anticipate customer demand properly or if there is reduced demand or no demand for our products, an oversupply of end of life components could result in excess or obsolete components that could adversely affect our gross margins.
     We intend to regularly introduce new products and product enhancements, which will require us to rapidly achieve volume production by coordinating with our contract manufacturers and suppliers. We may need to increase our material purchases, contract manufacturing capacity and quality functions to meet anticipated demand. The inability of our contract manufacturers or our component suppliers to provide us with adequate supplies of high-quality products and materials suitable for our needs could cause a delay in our ability to fulfill orders.
     Our acquisitions may not provide the anticipated benefits and may disrupt our existing business.
     As part of our strategy, we are continuously evaluating opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets, or enhance our technical capabilities. On May 20, 2009, we announced that we have entered into a definitive agreement under which we will acquire Data Domain, Inc. (“Data Domain”).

     The success of this and any future acquisition is impacted by a number of factors, and may be subject to the following risks:
•	The inability to successfully integrate the operations, technologies, products and personnel of the acquired companies;

•	The diversion of management’s attention from normal daily operations of the business;

•	The loss of key employees; and

•	Substantial transaction costs and accounting charges.
     This and any future acquisitions may also result in risks to our existing business, including:
•	Dilution of our current stockholders’ percentage ownership to the extent we issue new equity;

•	Assumption of additional liabilities;

•	Incurrence of additional debt or a decline in available cash; adverse effects to our financial statements, such as the need to make large and immediate write-offs or the incurrence of restructuring and other related expenses;

•	Liability for intellectual property infringement and other litigation claims, which we may or may not be aware of at the time of acquisition; and

•	Creation of goodwill or other intangible assets that could result in significant future amortization expense or impairment charges.
           In addition, failure to complete the Data Domain acquisition as planned could negatively impact our stock price.
          The failure to achieve the anticipated benefits of an acquisition may also result in impairment charges for goodwill or acquired intangibles. For example, in fiscal 2009 we announced our decision to cease the development and availability of our SMOS product, which was originally acquired through our acquisition of Topio, Inc. (“Topio”) in fiscal 2007, resulting in the impairment of acquired intangibles related to such acquisition. Additional or realized risks of this nature could have a material adverse effect on our business, financial condition and results of operations.
          The occurrence of any of the above risks could seriously harm our business.
We are exposed to fluctuations in the market values of our portfolio investments and in interest rates; impairment of our investments could harm our financial results.
     At January 23, 2009, we had $2.7 billion in cash, cash equivalents, available-for-sale securities and restricted cash and investments. We invest our cash in a variety of financial instruments, consisting principally of investments in U.S. Treasury securities, U.S. government agency bonds, corporate bonds, corporate securities, auction rate securities, certificates of deposit, and money market funds, including the Primary Fund. These investments are subject to general credit, liquidity, market and interest rate risks, which have been exacerbated by unusual events such as the financial and credit crisis, and bankruptcy filings in the United States which have affected various sectors of the financial markets and led to global credit and liquidity issues. These securities are generally classified as “available-for-sale” and, consequently, are recorded on our Consolidated Balance Sheets at fair value with unrealized gains or losses reported as a component of accumulated other comprehensive income (loss), net of tax.
     Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate debt securities may have their market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates. Currently, we do not use derivative financial instruments in our investment portfolio. We may suffer losses if forced to sell securities that have experienced a decline in market value because of changes in interest rates. Currently, we do not use financial derivatives to hedge our interest rate exposure.
     The fair value of our investments may change significantly due to events and conditions in the credit and capital markets. These securities/issuers could be subject to review for possible downgrade. Any downgrade in these credit ratings may result in an additional decline in the estimated fair value of our investments. Changes in the various assumptions used to value these securities and any increase in the markets’ perceived risk associated with such investments may also result in a decline in estimated fair value. If such investments suffer market price declines, as we experienced with some of our investments during the first nine months of fiscal 2009, we may recognize in earnings the decline in the fair value of our investments below their cost basis when the decline is judged to be other-than-temporary.
     As a result of the bankruptcy filing of Lehman Brothers, which occurred during the first nine months of fiscal 2009, we recorded an other-than-temporary impairment charge of $11.8 million on our corporate bonds related to investments in Lehman Brothers securities and approximately $9.3 million on our investments in the Primary Fund that held Lehman Brothers investments. As of January 23, 2009, we have an investment in the Primary Fund, an AAA-rated money market fund at the time of purchase, with a par value of $128.5 million and an estimated fair value of $119.2 million, which suspended redemptions in September 2008 and is in the process of liquidating its portfolio of investments. We received total distributions of $478.8 million in the third quarter of fiscal 2009 and an additional $40.3 million on February 20, 2009 from the Primary Fund. The Primary Fund suspended redemptions in September 2008, and on December 3, 2008, it announced a plan for liquidation and distribution of assets that includes the establishment of a special reserve to be set aside out of its assets for pending or threatened claims, as well as anticipated costs and expenses, including related legal and accounting fees. On February 26, 2009, the Primary Fund announced a plan to set aside $3.5 billion of the fund’s remaining assets as the “special reserve” which may be increased or decreased as further information becomes available. Our pro rata share of the $3.5 billion special reserve is approximately $41.5 million. The Primary Fund plans to continue to make periodic distributions, up to the amount of the special reserve, on a pro-rata basis. We could realize additional losses in our holdings of the Primary Fund and may not receive all or a portion of our remaining balance in the Primary Fund as a result of market conditions and ongoing litigation against the fund.
     If the conditions in the credit and capital markets continue to worsen, our investment portfolio may be impacted and we could determine that more of our investments have experienced an other-than-temporary decline in fair value, requiring further impairments, which could adversely impact our financial position and operating results.
Funds associated with certain of our auction rate securities may not be accessible for more than 12 months and our auction rate securities may experience further other-than-temporary declines in value, which would adversely affect our earnings.
     Auction rate securities (“ARS”) held by us are securities with long-term nominal maturities, which, in accordance with investment policy guidelines, had credit ratings of AAA and Aaa at time of purchase. Interest rates for ARS are reset through a “Dutch auction” each month, which prior to February 2008 had provided a liquid market for these securities.
     Substantially all of our ARS are backed by pools of student loans guaranteed by the U.S. Department of Education, and we believe the credit quality of these securities is high based on this guarantee. However liquidity issues in the global credit markets resulted in the failure of auctions for certain of our ARS investments, with a par value of $75.6 million at January 23, 2009. For each failed auction, the interest rate resets to a maximum rate defined for each security, and the ARS continue to pay interest in accordance with their terms, although the principal associated with the ARS will not be accessible until there is a successful auction or such time as other markets for ARS investments develop.
     As of January 23, 2009, we determined there was a total decline in the fair value of our ARS investments of approximately $6.5 million, of which we recorded temporary impairment charges of $5.1 million, offset by unrealized gains of $0.7 million, and $2.1 million was recognized as an other-than-temporary impairment charge. In addition, we have classified all of our auction rate securities as long-term assets in our consolidated balance sheet of January 23, 2009 as our ability to liquidate such securities in the next 12 months is uncertain. Although we currently have the ability and intent to hold these ARS investments until liquidity returns to the market or until maturity, if the current market conditions deteriorate further, or the anticipated recovery in market liquidity does not occur, we may be required to record additional impairment charges in future quarters.
Our leverage and debt service obligations may adversely affect our financial condition and results of operations.
     As a result of our sale of $1.265 billion of 1.75% convertible senior notes in June 2008 (the “Notes”), we have a greater amount of long-term debt than we have maintained in the past. We also have a credit facility and various synthetic lease arrangements. In addition, subject to the restrictions in our existing and any future financings agreements, we may incur additional debt.
     Our maintenance of higher levels of indebtedness could have adverse consequences including:
•	Adversely affecting our ability to satisfy our obligations;

•	Increasing the portion of our cash flows from operations may have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	Impairing our ability to obtain additional financing in the future;

•	Limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

•	Making us more vulnerable to downturns in our business, our industry or the economy in general.
     Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulations. Furthermore, our operations may not generate sufficient cash flows from operations to enable us to meet our expenses and service our debt. As a result, we may be required to repatriate funds from our foreign subsidiaries, which could result in a significant tax liability to us. If we are unable to generate sufficient cash flows from operations, or if we are unable to repatriate sufficient or any funds from our foreign subsidiaries, in order to meet our expenses and debt service obligations, we may need to utilize our existing line of credit to obtain the necessary funds, or we may be required to raise additional funds. If we determine it is necessary to seek additional funding for any reason, we may not be able to obtain such funding or, if funding is available, obtain it on acceptable terms. If we fail to make a payment on our debt, we could be in default on such debt, and this default could cause us to be in default on our other outstanding indebtedness.
We are subject to restrictive and financial covenants in our credit facility and synthetic lease arrangements. The restrictive covenants may restrict our ability to operate our business.
     Our access to undrawn amounts under our credit facility and the ongoing extension of credit under our synthetic lease arrangements are subject to continued compliance with financial covenants, which could be more challenging in a difficult operating environment. If we do not comply with these restrictive and financial covenants or otherwise default under the facility or arrangements, we may be required to repay any outstanding amounts under this credit facility or repurchase the properties and facility which are subject to the synthetic lease arrangements. If we lose access to these credit facility and synthetic lease arrangements, we may not be able to obtain alternative financing on acceptable terms, which could limit our operating flexibility.
     The agreements governing our credit facility and synthetic lease arrangements contain restrictive covenants that limit our ability to operate our business, including restrictions on our ability to:
•	Incur indebtedness;

•	Incur indebtedness at the subsidiary level;

•	Grant liens;

•	Sell all or substantially all our assets:

•	Enter into certain mergers;

•	Change our business;

•	Enter into swap agreements;

•	Enter into transactions with our affiliates; and

•	Enter into certain restrictive agreements.
     As a result of these restrictive covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted. We may also be prevented from engaging in transactions that might otherwise be beneficial to us, such as strategic acquisitions or joint ventures.
     We are also required to comply with financial covenants under our credit facility and synthetic lease arrangements, and our ability to comply with these financial covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.
     Our failure to comply with the restrictive and financial covenants could result in a default under our credit facility and our synthetic lease arrangements, which would give the counterparties thereto the ability to exercise certain rights, including the right to accelerate the amounts owed thereunder and to terminate the arrangement, and could also result in a cross default with respect to our other indebtedness. In addition, our failure to comply with these covenants and the acceleration of amounts owed under our credit facility and synthetic lease arrangements could result in a default under the Notes, which could permit the holders to accelerate the Notes. If all of our debt is accelerated, we may not have sufficient funds available to repay such debt.
Future issuances of common stock and hedging activities by holders of the Notes may depress the trading price of our common stock and the Notes.
     Any new issuance of equity securities, including the issuance of shares upon conversion of the Notes, could dilute the interests of our existing stockholders, including holders who receive shares upon conversion of their Notes, and could substantially decrease the trading price of our common stock and the Notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to increase our capital, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options, or for other reasons.
     In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the Notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of the Notes. The hedging or arbitrage could, in turn, affect the trading price of the Notes, or any common stock that holders receive upon conversion of the Notes.
Conversion of our Notes will dilute the ownership interest of existing stockholders.
     The conversion of some or all of our outstanding Notes will dilute the ownership interest of existing stockholders to the extent we deliver common stock upon conversion of the Notes. Upon conversion of a

Note, we will satisfy our conversion obligation by delivering cash for the principal amount of the Note and shares of common stock, if any, to the extent the conversion value exceeds the principal amount. There would be no adjustment to the numerator in the net income per common share computation for the cash settled portion of the Notes as that portion of the debt instrument will always be settled in cash. The number of shares delivered upon conversion, if any, will be included in the denominator for the computation of diluted net income per common share. Any sales in the public market of any common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could be used to satisfy short positions, or anticipated conversion of the Notes into shares of our common stock could depress the price of our common stock.
The note hedges and warrant transactions that we entered into in connection with the sale of the Notes may affect the trading price of our common stock.
     In connection with the issuance of the Notes, we entered into privately negotiated convertible note hedge transactions with certain option counterparties (the “Counterparties”), which are expected to reduce the potential dilution to our common stock upon any conversion of the Notes. At the same time, we also entered into warrant transactions with the Counterparties pursuant to which we may issue shares of our common stock above a certain strike price. In connection with these hedging transactions, the Counterparties may have entered into various over-the-counter derivative transactions with respect to our common stock or purchased shares of our common stock in secondary market transactions at or following the pricing of the Notes. Such activities may have had the effect of increasing the price of our common stock. The Counterparties are likely to modify their hedge positions from time to time prior to conversion or maturity of the Notes by purchasing and selling shares of our common stock or entering into other derivative transactions. Additionally, these transactions may expose us to counterparty credit risk for nonperformance. We manage our exposure to counterparty credit risk through specific minimum credit standards and the diversification of counterparties. The effect, if any, of any of these transactions and activities on the market price of our common stock or the Notes will depend, in part, on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock. In addition, if our stock price exceeds the strike price for the warrants, there could be additional dilution to our shareholders, which could adversely affect the value of our common stock.
     Lehman Brothers OTC Derivatives, Inc. (“Lehman OTC”) is the counterparty to 20% of our Note hedges. The bankruptcy filing by Lehman OTC on October 3, 2008 constituted an “event of default” under the hedge transaction that could, at our option, lead to termination under the hedge transaction to the extent we provide notice to Lehman OTC. We have not terminated the Note hedge transaction with Lehman OTC, and will continue to carefully monitor the developments impacting Lehman OTC. This “event of default” is not expected to have an impact on our financial position or results of operations. However, we could incur significant costs if we elect to replace this hedge transaction originally held with Lehman OTC. If we do not elect to replace this hedge transaction, then we would be subject to potential dilution upon conversion of the Notes if on the date of conversion the per-share market price of our common stock exceeds the conversion price of $31.85. The terms of the Notes, the rights of the holders of the Notes and other counterparties to Note hedges and warrants were not affected by the bankruptcy filings of Lehman OTC.

Our synthetic leases are off-balance sheet arrangements that could negatively affect our financial condition and results. We have invested substantial resources in new facilities and physical infrastructure, which will increase our fixed costs. Our operating results could be harmed if our business does not grow proportionately to our increase in fixed costs.
     We have various synthetic lease arrangements with BNP Paribas Leasing Corporation as lessor (“BBPPLC”) for our headquarters office buildings and land in Sunnyvale, California. On April 1, 2009, we terminated two of the synthetic lease arrangements in an effort to manage our capital structure in light of the current economic environment. The lease payments commitments associated with the remaining arrangements as of the termination date totaled $141.5 million through fiscal 2013. These synthetic leases qualify for operating lease accounting treatment under SFAS No. 13, “Accounting for Leases (as amended),” and are not considered variable interest entities under FIN No. 46R “Consolidation of Variable Interest Entities (revised).” Therefore, we do not include the properties or the associated debt on our condensed consolidated balance sheet. However, if circumstances were to change regarding our or BNPPLC’s ownership of the properties, or in BNPPLC’s overall portfolio, we could be required to consolidate the entity, the leased facilities and the associated debt.
     Our future minimum lease payments under these synthetic leases limit our flexibility in planning for, or reacting to, changes in our business by restricting the funds available for use in addressing such changes. If we are unable to grow our business and revenues proportionately to our increase in fixed costs, our operating results will be harmed. If we elect not to purchase the properties at the end of the lease term, we have guaranteed a minimum residual value to BNPPLC. Therefore, if the fair value of the properties declines below that guaranteed minimum residual value, our residual value guarantee would require us to pay the difference to BNPPLC, which could have a material adverse effect on our cash flows, financial condition and operating results.
     Reductions in headcount growth have resulted in excess capacity and vacant facilities. In addition, we may experience changes in our operations in the future that could result in additional excess capacity and vacant facilities. We will continue to be responsible for all carrying costs of these facilities’ operating leases until such time as we can sublease these facilities or terminate the applicable leases based on the contractual terms of the operating lease agreements, and these costs may have an adverse effect on our business, operating results and financial condition.
Risks inherent in our international operations could have a material adverse effect on our operating results.
     We conduct a significant portion of our business outside the United States. A substantial portion of our revenues is derived from sales outside of the U.S. During fiscal 2008 and 2007, our international revenues accounted for 46.8% and 47.1% of our total revenues, respectively. In addition, we have several research and development centers overseas, and a substantial portion of our products are manufactured outside of the U.S. Accordingly, our business and our future operating results could be materially and adversely affected by a variety of factors affecting our international operations, some of which are beyond our control, including regulatory, political, or economic conditions in a specific country or region, trade protection measures and other regulatory requirements, government spending patterns, and acts of terrorism and international conflicts. In addition, we may not be able to maintain or increase international market demand for our products.
     We face exposure to adverse movements in foreign currency exchange rates as a result of our international operations. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows. Our international sales are denominated in U.S. dollars and in foreign currencies. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets. Conversely, lowering our price in local currency may result in lower U.S.-based revenue. A decrease in the value of the U.S. dollar relative to foreign currencies could increase the cost of local operating expenses. Additionally, we have exposures to emerging market currencies, which can have extreme currency volatility. We utilize forward and option contracts to hedge our foreign currency exposure associated with certain assets and liabilities as well as anticipated foreign currency cash flows. All balance sheet hedges are marked to market through earnings every quarter. The time-value component of our cash flow hedges is recorded in earnings while all other gains and losses are marked to market through other comprehensive income until forecasted transactions occur, at which time such realized gains and losses are recognized in earnings. These hedges attempt to reduce, but do not always entirely eliminate, the impact of currency exchange movements. Factors that could have an impact on the effectiveness of our hedging program include the accuracy of forecasts and the volatility of foreign currency markets as well as widening interest rate differentials and the volatility of the foreign exchange market. There can be no assurance that such hedging strategies will be successful and that currency exchange rate fluctuations will not have a material adverse effect on our operating results.
     Additional risks inherent in our international business activities generally include, among others, longer accounts receivable payment cycles and difficulties in managing international operations. Such factors could materially and adversely affect our future international sales and consequently our operating results. Our international operations are subject to other risks, including general import/export restrictions and the potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of our intellectual property rights than U.S. law.
     Moreover, in many foreign countries, particularly in those with developing economies, it is common to engage in business practices that are prohibited by regulations applicable to us, such as the Foreign Corrupt Practices Act. Although we implement policies and procedures designed to ensure compliance with these laws, our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, may take actions in violation of our policies. Any such violation, even if prohibited by our policies, could subject us to fines and other penalties, which could have a material adverse effect on our business, financial condition or results of operations.
We also have credit exposure to our hedging counterparties.
     In order to minimize volatility in earnings associated with fluctuations in the value of foreign currency relative to the U.S. Dollars, we utilize forward and option contracts to hedge our exposure to foreign currencies. As a result of entering into these hedging contracts with major financial institutions, we may be subject to counterparty nonperformance risk. Should there be a counterparty default, we could be exposed to the net losses on the original hedge contracts or be unable to recover anticipated net gains from the transactions.
A significant portion of our cash and cash equivalents balances is held overseas. If we are not able to generate sufficient cash domestically in order to fund our U.S. operations and strategic opportunities and service our debt, we may incur a significant tax liability in order to repatriate the overseas cash balances, or we may need to raise additional capital in the future.
     A portion of our earnings which is generated from our international operations is held and invested by certain of our foreign subsidiaries. These amounts are not freely available for dividend repatriation to the United States without triggering significant adverse tax consequences, which could adversely affect our financial results. As a result, unless the cash generated by our domestic operations is sufficient to fund our domestic operations, our broader corporate initiatives such as stock repurchases, acquisitions, and other strategic opportunities, and to service our outstanding indebtedness, we may need to raise additional funds through public or private debt or equity financings, or we may need to expand our existing credit facility to the extent we choose not to repatriate our overseas cash. Such additional financing may not be available on terms favorable to us, or at all, and any new equity financings or offerings would dilute our current stockholders’ ownership. Furthermore, lenders, particularly in light of the current challenges in the credit markets, may not agree to extend us new, additional or continuing credit. If adequate funds are not available, or are not available on acceptable terms, we may be forced to repatriate our foreign cash and incur a significant tax expense or we may not be able to take advantage of strategic opportunities, develop new products, respond to competitive pressures or repay our outstanding indebtedness. In any such case, our business, operating results or financial condition could be materially adversely affected.
Changes in our effective tax rate or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.
     Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:
•	Earnings being lower than anticipated in countries where we are taxed at lower rates as compared to the U.S. statutory tax rate;

•	Material differences between forecasted and actual tax rates as a result of a shift in the mix of pretax profits and losses by tax jurisdiction, our ability to use tax credits, or effective tax rates by tax jurisdiction that differ from our estimates;

•	Changing tax laws or related interpretations, accounting standards, regulations, and interpretations in multiple tax jurisdictions in which we operate, as well as the requirements of certain tax rulings;

•	An increase in expenses not deductible for tax purposes, including certain stock-based compensation expense, write-offs of acquired in-process research and development, and impairment of goodwill;

•	The tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods;

•	Changes related to our ability to ultimately realize future benefits attributed to our deferred tax assets, including those related to other-than-temporary impairments;

•	Tax assessments resulting from income tax audits or any related tax interest or penalties could significantly affect our income tax expense for the period in which the settlements take place; and

•	A change in our decision to indefinitely reinvest foreign earnings.
     We receive significant tax benefits from sales to our non-U.S. customers. These benefits are contingent upon existing tax regulations in the United States and in the countries in which our international operations are located. Future changes in domestic or international tax regulations could adversely affect our ability to continue to realize these tax benefits. We have not provided for United States federal and state income taxes or foreign withholding taxes that may result on future remittances of undistributed earnings of foreign subsidiaries. The Obama administration recently announced several proposals to reform United States tax rules, including proposals that may result in a reduction or elimination of the deferral of United States income tax on our unrepatriated earnings, potentially requiring those earnings to be taxed at the United States federal income tax rate. Our international operations currently benefit from a tax ruling concluded in the Netherlands, which expires in 2010. If we are unable to negotiate a similar tax ruling upon expiration of the current ruling, our effective tax rate could increase and our operating results could be adversely affected. Our effective tax rate could also be adversely affected by different and evolving interpretations of existing law or regulations, which in turn would negatively impact our operating and financial results as a whole. The price of our common stock could decline to the extent that our financial results are materially affected by an adverse change in our effective tax rate.
     We are currently undergoing federal income tax audits in the United States and several foreign tax jurisdictions. The rights to some of our intellectual property (“IP”) are owned by certain of our foreign subsidiaries, and payments are made between U.S. and foreign tax jurisdictions relating to the use of this IP in a qualified cost sharing arrangement. In recent years, several other U.S. companies have had their foreign IP arrangements challenged as part of IRS examinations, which has resulted in material proposed assessments and/or pending litigation with respect to those companies. During fiscal 2009, we received Notices of Proposed Adjustments from the IRS in connection with federal income tax audits conducted with respect to our fiscal 2003 and 2004 tax years. If the ultimate determination of income taxes assessed under the current IRS audit or under audits being conducted in any of the other tax jurisdictions in which we operate results in an amount in excess of the tax provision we have recorded or reserved for, our operating results, cash flows and financial condition could be adversely affected.
We may face increased risks and uncertainties related to our current or future investments in nonmarketable securities of private companies, and these investments may not achieve our objectives.
     On occasion, we make strategic investments in nonmarketable securities of development stage entities. As of January 23, 2009, the carrying value of our investments in nonmarketable securities totaled $6.6 million. Investments in nonmarketable securities are inherently risky, and some of these companies are likely to fail. Their success (or lack thereof) is dependent on product development, market acceptance, operational efficiency and other key business success factors. In addition, depending on these companies’

future prospects, they may not be able to raise additional funds when needed, or they may receive lower valuations, with less favorable investment terms than in previous financings, and our investments in them would likely become impaired. We could lose our entire investment in these companies. For example, during the three and nine-month periods ended January 23, 2009 we determined that our investments in nonmarketable securities of two companies had been impaired, and we recorded impairment charges of $1.7 million and $3.7 million, respectively.
If we are unable to establish fair value for any undelivered element of a sales arrangement, all or a portion of the revenue relating to the arrangement could be deferred to future periods.
     In the course of our sales efforts, we often enter into multiple element arrangements that include our systems and one or more of the following undelivered software-related elements: software entitlements and maintenance, premium hardware maintenance, and storage review services. If we are required to change the pricing of our software related elements through discounting, or otherwise introduce variability in the pricing of such elements, we may be unable to maintain Vendor Specific Objective Evidence of fair value of the undelivered elements of the arrangement, and would therefore be required to delay the recognition of all or a portion of the related arrangement. A delay in the recognition of revenue may cause fluctuations in our financial results and may adversely affect our operating margins.
Our business could be materially and adversely affected as a result of a natural disaster, terrorist acts or other catastrophic events.
     We depend on the ability of our personnel, raw materials, equipment and products to move reasonably unimpeded around the world. Any political, military, world health or other issue that hinders this movement or restricts the import or export of materials could lead to significant business disruptions. Furthermore, any strike, economic failure or other material disruption caused by fire, floods, hurricanes, power loss, power shortages, telecommunications failures, break-ins and similar events could also adversely affect our ability to conduct business. If such disruptions result in cancellations of customer orders or contribute to a general decrease in economic activity or corporate spending on information technology, or directly impact our marketing, manufacturing, financial and logistics functions, our results of operations and financial condition could be materially adversely affected. In addition, our headquarters are located in Northern California, an area susceptible to earthquakes. If any significant disaster were to occur, our ability to operate our business could be impaired.
We depend on attracting and retaining qualified technical and sales personnel. If we are unable to attract and retain such personnel, our operating results could be materially and adversely impacted.
Our continued success depends, in part, on our ability to identify, attract, motivate and retain qualified technical and sales personnel. Because our future success is dependent on our ability to continue to enhance and introduce new products, we are particularly dependent on our ability to identify, attract, motivate and retain qualified engineers with the requisite education, background and industry experience. Competition for qualified engineers, particularly in Silicon Valley, can be intense. The loss of the services of a significant number of our engineers or salespeople could be disruptive to our development efforts or business relationships and could materially and adversely affect our operating results.
Undetected software errors, hardware errors, or failures found in new products may result in loss of or delay in market acceptance of our products, which could increase our costs and reduce our revenues. Product quality problems could lead to reduced revenue, gross margins and operating results.
     Our products may contain undetected software errors, hardware errors or failures when first introduced or as new versions are released. Despite testing by us and by current and potential customers, errors may not be found in new products until after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could materially and adversely affect our operating results.
     If we fail to remedy a product defect, we may experience a failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, inventory costs or product reengineering expenses, any of which could have a material impact on our revenue, gross margins and operating results.
     In addition, we may be subject to losses that may result from or are alleged to result from defects in our products, which could subject us to claims for damages, including consequential damages. Based on our historical experience, we believe that the risk of exposure to product liability claims is low. However, should we experience increased exposure to product liability claims, our business could be adversely impacted.
We are exposed to various risks related to legal proceedings or claims and protection of intellectual property rights, which could adversely affect our operating results.
     We are a party to lawsuits in the normal course of our business, including our ongoing litigation with Sun Microsystems. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition.
     If we are unable to protect our intellectual property, we may be subject to increased competition that could materially and adversely affect our operating results. Our success depends significantly upon our proprietary technology. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions, and patents to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret, copyright and patent laws, which afford only limited protection. Some of our U.S. trademarks are registered internationally as well. We will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality agreements with our employees and with our resellers, strategic partners and customers. We currently have multiple U.S. and international patent applications pending and multiple U.S. patents issued. The pending applications may not be approved, and our existing and future patents may be challenged. If such challenges are brought, the patents may be invalidated. We may not be able to develop proprietary products or technologies that are patentable, or where any issued patent will provide us with any competitive advantages or will not be challenged by third parties. Further, the patents of others may materially and adversely affect our ability to do business. In addition, a failure to obtain and defend our trademark registrations may impede our marketing and branding efforts and competitive position.
     Litigation may be necessary to protect our proprietary technology. Any such litigation may be time consuming and costly. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate or our competitors may independently develop similar technology, duplicate our products, or design around patents issued to us or other intellectual property rights of ours.
     We are subject to intellectual property infringement claims. We may, from time to time, receive claims that we are infringing third parties’ intellectual property rights. Third parties may in the future claim infringement by us with respect to current or future products, patents, trademarks or other proprietary rights. We expect that companies in the network storage market will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims could be time consuming, result in costly litigation, cause product shipment delays, require us to redesign our products or enter into royalty or licensing agreements, any of which could materially and adversely affect our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.
We are continually seeking ways to make our cost structure more efficient, including moving activities from higher- to lower-cost owned locations, as well as outsourcing certain business process functions. Problems with the execution of these changes could have an adverse effect on our business or results of operations.
     We continuously seek to make our cost structure more efficient. We are focused on increasing workforce flexibility and scalability, and improving overall competitiveness by leveraging our global capabilities, as well as external talent and skills worldwide. For example, certain engineering activities and projects that were formally performed in the U.S. have been moved to lower cost international locations. The challenges involved with these initiatives include executing business functions in accordance with local laws and other obligations while maintaining adequate standards, controls and procedures.
     In addition, we will rely on partners or third party service providers for the provision of certain business process functions in IT and accounting, and as a result, we may incur increased business continuity risks. For example, we may no longer be able to exercise control over some aspects of the future development, support or maintenance of outsourced operations and processes, including the internal controls associated with those outsourced business operations and processes, which could adversely affect our business. If we are unable to effectively utilize or integrate and interoperate with external resources or if our partners or third party service providers experience business difficulties or are unable to provide business process services as anticipated, we may need to seek alternative service providers or resume providing these business processes internally, which could be costly and time consuming and have a material adverse effect on our operating results.
Our business could be materially adversely affected by changes in regulations or standards regarding energy efficiency of our products.
      We continually seek ways to increase the energy efficiency of our products. Recent analyses have estimated the amount of global carbon emissions that are due to information technology products. As a result, governmental and non-governmental organizations have turned their attention to development of regulations and standards to drive technological improvements and reduce such amount of carbon emissions. There is a risk that the rush to development of these standards will not fully address the complexity of the technology developed by the IT industry or will favor certain technological approaches. Depending on the regulations or standards that are ultimately adopted, compliance could adversely affect our business, financial condition or operating results.
Our business is subject to increasingly complex corporate governance, public disclosure, accounting and tax requirements that have increased both our costs and the risk of noncompliance.
     Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC, and NASDAQ, have implemented requirements and regulations and continue developing additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities.
     We completed our evaluation of our internal controls over financial reporting for the fiscal year ended April 25, 2008 as required by Section 404 of the Sarbanes-Oxley Act of 2002. Although our assessment, testing and evaluation resulted in our conclusion that as of April 25, 2008, our internal controls over financial reporting were effective, we cannot predict the outcome of our testing in future periods. If our internal controls are ineffective in future periods, our business and reputation could be harmed. We may incur additional expenses and commitment of management’s time in connection with further evaluations, either of which could materially increase our operating expenses and accordingly reduce our operating results.
     Because new and modified laws, regulations, and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.
Changes in financial accounting standards may cause adverse unexpected fluctuations and affect our reported results of operations.
     A change in accounting standards or practices or practices and varying interpretations of existing accounting pronouncements, such as the increased use of fair value measures and the potential requirement that U.S. registrants prepare financial statements in accordance with International Financial Reporting Standards (IFRS), could have a significant effect on our reported financial results or the way we conduct our business.

THE OFFER
1. Eligibility.
     You are an “eligible employee” if you are an employee of NetApp that resides in the United States, Australia, Austria, People’s Republic of China, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, the Netherlands, Singapore, Spain, Sweden, Switzerland, or the United Kingdom and you remain employed by NetApp or a successor entity through the date on which the exchanged options are cancelled. However, none of our executive officers or the members of our board of directors are eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.
     To receive a grant of RSUs, you must elect to exchange your options and remain an employee of NetApp or a successor entity through the RSU grant date, which will be the same calendar day as the cancellation date. If you do not remain employed by NetApp or a successor entity through the RSU grant date, you will keep your current eligible options, and they will vest and expire in accordance with their terms. If we do not extend the offer, the RSU grant date will be June 19, 2009. Except as provided by applicable law and/or any employment agreement between you and NetApp, your employment with NetApp will remain “at-will” and can be terminated by you or NetApp at any time, with or without cause or notice. In order to vest in your RSUs, you must remain in continued service with NetApp through each relevant vesting date. If your service with NetApp terminates before your RSUs vest, your unvested RSUs will be forfeited to NetApp.
2. Number of awards; expiration date.
     Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than or equal to $22.00 per share that were granted before June 20, 2008, are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer, and are properly tendered for exchange and not validly withdrawn before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if an option expires during the offering period, that particular option is not eligible for exchange.
     For a complete listing of your outstanding options, including any eligible options you may have, please refer to your Smith Barney Benefit Access account at www.benefitaccess.com, which lists your outstanding options, the grant date of your options, the exercise price of your options and the number of shares subject to your outstanding options. Please note that not all of your outstanding options may be eligible for exchange.
     As noted above, for purposes of this offer, the term “option” refers to an option to purchase one (1) share of our common stock, and the term “option grant” refers to a grant of one (1) or more options. You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender one (1) or more options received pursuant to a particular option grant, you must exchange all outstanding options received pursuant to such grant (i.e. you must make your election to participate on a grant-by-grant basis). For example, assume that you have received options pursuant to three (3) separate option grants. In the first grant, you received 1,000 options, 700 of which have been exercised and 300 of which remain outstanding. In the second grant, you received 1,000 options, and in the third grant, you received 3,000 options. Under this scenario, you may choose to exchange all of the eligible options received pursuant to the three grants, all of the eligible options received pursuant to any two of the three grants, all of the eligible options received pursuant to any one of the three grants, or none of the eligible options. However, you may not choose to exchange less than all of the outstanding options received pursuant to any one or more of such grants (such as an election to exchange only 150 of the remaining 300 outstanding options received pursuant to the first grant).

     However, the rule above will not apply to any options subject to a domestic relations order (or comparable legal document resulting in the end of marriage) to the extent that such options are beneficially owned by a person who is not an employee of NetApp. Any such options may not be exchanged in the offer even if title to such options is held by an eligible employee. The options beneficially owned by the eligible employee may be tendered in the offer if eligible, but only if all such outstanding options received pursuant to the same grant are tendered at the same time. For instance, if the 3,000 options received pursuant to the third grant above are subject to a domestic relations order such that your former spouse is the beneficial owner of 1,000 of such options and you are beneficial owner of 2,000 of such options, then you may elect to participate in the offer and exchange all 2,000 options that you beneficially own and that were received as part of the same option grant.
Exchange Ratios.
     Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled, and you will be granted RSUs as follows:

Per Share Exercise Price of Eligible Option	RSUs Granted for Exchanged Options

$22.00 — $27.30	1 RSU for every 5 exchanged options

$27.31 — $32.49	1 RSU for every 6 exchanged options

$32.50 — $37.99	1 RSU for every 7 exchanged options

$38.00 — $46.99	1 RSU for every 10 exchanged options

$47.00 and higher	1 RSU for every 25 exchanged options
     Please note: The exchange ratios apply to each of your option grants separately. This means that all of the options that you received pursuant to a particular option grant will be aggregated and divided by the applicable exchange ratio. As a result, the various eligible options you hold may be subject to different exchange ratios to the extent that you received such options pursuant to different option grants. For the purposes of applying the exchange ratios, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis.
     If, with respect to the surrender of eligible options received pursuant to a particular option grant, you would otherwise be entitled to receive fewer than forty (40) RSUs in the exchange, then we will make a cash payment instead of granting RSUs. The cash payment will be equal to the closing market price of a share of NetApp’s common stock on the business day immediately prior to the expiration date multiplied by the number of RSUs that would otherwise have been granted in exchange for such surrendered options. The cash payment, less applicable withholdings, will be made as soon as practicable after the RSU grant date and will not be subject to any vesting schedule.
     Example 1
If you exchange 5,000 eligible options with an exercise price per share of $23.00, you will receive 1,000 RSUs.
     Example 2
If you exchange 5,000 eligible options with an exercise price per share of $28.00, you will receive 833 RSUs.

     Example 3
If you exchange 5,000 eligible options with an exercise price per share of $35.00, you will receive 714 RSUs.
     Example 4
If you exchange 5,000 eligible options with an exercise price per share of $43.00, you will receive 500 RSUs.
     Example 5
If you exchange 5,000 eligible options with an exercise price per share of $50.00, you will receive 200 RSUs.
     Example 6
Assume you exchange 200 options with an exercise price per share of $40.00 and NetApp’s stock price is $17.00 on the business day immediately prior to the expiration date. Because you would otherwise be entitled to receive fewer than 40 RSUs in the exchange, you will instead receive a vested cash payment of $340, less applicable tax withholding.
     All RSUs will be subject to the terms of an RSU agreement between you and NetApp under the Company’s 1999 Stock Option Plan. The applicable form of RSU agreement for U.S. employees and separate versions thereof reflecting country-specific terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.
     The expiration date for this offer will be 9:00 p.m., Pacific Time, on June 19, 2009 unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.
3. Purposes of the offer.
     The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our employees. However, our stock price, like that of many other companies in our industry, has declined significantly in the past year because of the downturn in the computer, storage and networking industries and other macro-economic factors. As a result, most of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These options are commonly referred to as being “underwater.” The RSUs may have greater employee retention value than the exchanged “underwater” options and therefore benefit NetApp in its efforts to retain valuable employees.
     In addition, the offer will have the added benefit of reducing the potential stockholder dilution represented by the outstanding eligible options. The offer is structured to replace underwater options with a lesser number of RSUs determined on the basis of an exchange ratio applied to the cancelled eligible options. The exchange ratios are determined in a manner intended to result in the issuance of new RSUs that have, in the aggregate, a fair value, for accounting purposes, that is expected to be less than the fair value of the surrendered eligible options they replace. As a result, the offer may allow the Company to realize real incentive and retention benefits from the RSUs issued, while recognizing only minimal incremental compensation expense due to the exchange. The actual amount of compensation expense will depend on the exchange ratios, Black-Scholes values and vesting schedules for options actually exchanged as part of the offer, as well as the market price of our common stock on the date of the exchange.
     Except as otherwise disclosed below in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving NetApp or any of its subsidiaries;

•	Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     In the ordinary course of business, from time to time, NetApp evaluates acquisition or investment opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity. In addition, on May 20, 2009, we announced the signing of a definitive agreement relating to the acquisition of Data Domain, Inc. Please see our Current Report on Form 8-K, filed with the SEC on May 21, 2009 for additional information.
     In the ordinary course of business, NetApp makes changes in the composition and structure of its board of directors and/or management. NetApp expects that it will continue to make changes in this regard.

     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.
4. Procedures for electing to exchange awards.
     Proper election to exchange options.
     Participation in this offer is voluntary. If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website and click on the MAKE AN ELECTION button. You will be directed to your electronic election form that contains the following personalized information with respect to each eligible option you hold:
•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option;

•	the number of eligible options; and

•	the election alternatives available to you.
     You will need to check the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options. If you are satisfied with your elections you will proceed to the “Agreement to Terms of Election” page. Only after you agree to the Agreement to the Terms of Election will you be directed to the “Print Confirmation“page. Please print and keep a copy of the Print Confirmation page for your records. At this point, you will have completed the election process.
     We encourage you to submit your election electronically via the offer website. If you are unable to do so, you must complete a paper election form and return it via facsimile at (408) 716-2633 or e-mail at optexch@netapp.com (via PDF or similar imaged document file), before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form please send an e-mail request to optexch@netapp.com or call (408) 754-4670). You can also view and print the election form at
http://finance-web.netapp.com/stock/stock-option-exchange_09.html.
     You must complete the election process in the foregoing manner before 9:00 P.M., Pacific Time, on June 19, 2009. If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer.
     You may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional eligible options to your election, you must complete and submit a new election form before the expiration date by following the procedures described above. This new election form must be properly completed and dated after your prior election form and must list all eligible options you wish to exchange. Any prior election form will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you selected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.
     Your election to participate becomes irrevocable after 9:00 P.M., Pacific Time, on June 19, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after 9:00 p.m. Pacific Time on the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on July 21, 2009, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.
     This is a one-time offer, and we are required to and will strictly enforce the offering period. Elections after the offer deadline will not be honored under any circumstances. We reserve the right to reject any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)
     We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day immediately following the previously scheduled expiration date.
     The delivery of all documents, including election forms and withdrawal forms, is at your risk. Only responses that are complete and actually received by NetApp before the deadline will be accepted. If your election form or withdrawal form is received by facsimile or e-mail, we intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted.
     Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly tendered for exchange and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 19, 2009.
Determination of validity; rejection of options tendered for exchange; waiver of defects; no obligation to give notice of defects.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered awards that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.
     Our acceptance constitutes an agreement.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between NetApp and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.
     You may change your election with respect to your eligible options only in accordance with the provisions of this section.
     You may change your election with respect to your eligible options at any time before, on the expiration date, which is expected to be 9:00 p.m. Pacific Time June 19, 2009. If we extend the offer, you may withdraw your tendered options at any time until the extended expiration date.
     In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on July 21, 2009, you may withdraw your tendered options at any time thereafter.
     We encourage you to submit your election electronically via the offer website. If you are unable to do so, you must complete a paper election form and return it via facsimile at (408) 716-2633 or e-mail at optexch@netapp.com (via PDF or similar imaged document file), before 9:00 p.m., Pacific Time, on June 19, 2009, unless we extend the offer. To obtain a paper election form please send an e-mail request to optexch@netapp.com or call (408) 754-4670. You can also view and print the election form at
http://finance-web.netapp.com/stock/stock-option-exchange_09.html.
     If you submit an election form declining the offer and you later decide that you would like to exchange your eligible options for new options, you may elect to participate at any time by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the expiration date, by following the procedures described in Section 5 of this Offer to Exchange.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election form (or paper election form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic election form (or paper election form). Our determination of these matters will be final and binding.
     You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election form.
     The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form submitted by e-mail or facsimile by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your withdrawal form and/or any election form by contacting optexch@netapp.com. Only responses that are complete and actually received by NetApp electronically or by e-mail or facsimile by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

6. Acceptance of options for exchange and granting of RSUs.
     Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly tendered for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to such options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, such options will be cancelled as of the cancellation date, which we anticipate to be June 19, 2009.
     Subject to our rights to terminate the offer, as discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.
     We will grant the RSUs on the RSU grant date, which is the same calendar day as the cancellation date. We expect the RSU grant date to be June 19, 2009. All RSUs will be granted under the 1999 Stock Option Plan, and will be subject to an RSU agreement between you and NetApp. The number of RSUs you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. As soon as practicable after the expiration date, we will send you your RSU agreement. You will be issued shares of common stock when and if your RSUs vest in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.
     If, with respect to the surrender of options received pursuant to a particular option grant, you would otherwise be entitled to receive fewer than forty (40) RSUs in the exchange, then we will make a cash payment instead of granting RSUs. The cash payment will be equal to the closing market price of a share of NetApp’s common stock on the business day immediately prior to the expiration date multiplied by the number of RSUs that would otherwise have been granted in exchange for such surrendered options. The cash payment, less applicable withholdings, will be made as soon as practicable after the RSU grant date and will not be subject to any vesting schedule.
     Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. A net total of 3.5 million shares underlying the surrendered options originally granted under the 1999 Stock Option Plan will return to the pool of shares available for future grants under such plan. Shares returned under all Plans other than the 1999 Stock Option Plan will be retired and not return to the pool and will therefore not be available for future grants of equity awards.
7. Conditions of the offer.
     Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There has been threatened in writing or instituted or is pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree has been issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There has occurred:
–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

–	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

–	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;
•	A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or has been disclosed publicly or we have learned that:
–	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

–	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

–	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances,

makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible awards;
•	There has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event has occurred that has resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event has occurred that has resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to NetApp.
     If any of the above events occur, we may:
•	Terminate the offer and all tendered eligible options will continue to remain outstanding;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise such rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the awards.
     The NetApp common stock that underlies your awards is traded on the Nasdaq Global Select Market under the symbol “NTAP.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low
Current Fiscal Year, to End April 24, 2009
4th Quarter	$18.84	$12.52
3rd Quarter	$15.69	$10.39
2nd Quarter	$26.78	$11.51
1st Quarter	$27.49	$21.32

Fiscal Year Ended April 25, 2008
4th Quarter	$23.78	$19.49
3rd Quarter	$31.49	$20.38
2nd Quarter	$32.04	$22.97
1st Quarter	$39.05	$28.68

Fiscal Year Ended April 27, 2007
4th Quarter	$40.49	$34.93
3rd Quarter	$41.28	$35.54
2nd Quarter	$39.63	$28.99
1st Quarter	$37.58	$26.92
     On May 21, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $17.88 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.
9. Source and amount of consideration; terms of RSUs.
     Consideration.
     We will grant RSUs in exchange for eligible options properly tendered by you and accepted by us for such exchange. However, if, with respect to the surrender of one or more options received pursuant to a particular option grant, you would otherwise be entitled to receive fewer than forty (40) RSUs in the exchange, then we will make a cash payment instead of granting RSUs. RSUs are awards under which NetApp promises to issue common stock in the future, providing the vesting criteria have been satisfied.

Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis.
     If we receive and accept tendered options from eligible employees of all options eligible to be tendered (a total of options to purchase 34,862,098 shares subject to the terms and conditions of this offer), we will grant RSUs to purchase a total of approximately 5,036,216 shares of our common stock, or approximately 1.5% of the total shares of our common stock outstanding as of May 18, 2009.
     General terms of RSUs.
     RSUs will be granted under the Company’s 1999 Stock Option Plan, and subject to an RSU agreement between you and NetApp. The applicable form of RSU agreement for U.S. employees and separate versions thereof reflecting country-specific terms for employees residing outside the U.S. are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.
     The following description summarizes the material terms of the 1999 Stock Option Plan. Our statements in this Offer to Exchange concerning the 1999 Stock Option Plan and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 1999 Stock Option Plan and the form of RSU agreement, which are incorporated herein by reference. Please contact your Stock Administration representative to receive a copy of the 1999 Stock Option Plan, and the form of RSU agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.
     1999 Stock Option Plan.
     The 1999 Stock Option Plan permits the granting of options, stock appreciation rights, common stock, performance shares and performance units. As of May 18, 2009, the maximum number of common shares subject to options currently outstanding under the 1999 Stock Option Plan was approximately 53,436,592. As of May 18, 2009, the maximum number of shares available for future issuance under the 1999 Stock Option Plan was 16,148,707.
     Purchase price.
     The purchase price, if any, of an RSU granted under the 1999 Stock Option Plan is generally determined by the Administrator of such plan. For purposes of this offer, the purchase price of an RSU will be the par value of our common stock, which is equal to $0.001 per share, and the par value will be deemed paid by your past services rendered to NetApp. As a result, you do not have to make any cash payment to NetApp to receive your RSUs or the common stock to be issued upon vesting.
     Vesting.
     Each RSU represents the right to receive one share of our common stock on a specified future date if the RSU has vested in accordance with the vesting schedules summarized in the table and further described below, subject to your continuing to be an employee or other service provider to NetApp through each relevant vesting date:

Unvested or Partially
Exercise Price	Vested Option Grant	Fully Vested Option Grant
$22.00 — $27.30	4 Years (1/4 on each anniversary of grant date)	2 Years (1/2 on each anniversary of grant date)
$27.31 — $32.49	4 Years (1/4 on each anniversary of grant date)	2 Years (1/2 on each anniversary of grant date)
$32.50 — $37.99	4 Years (1/4 on each anniversary of grant date)	2 Years (1/2 on each anniversary of grant date)
$38.00 — $46.99	4 Years (1/4 on each anniversary of grant date)	3 Years (1/3 on each anniversary of grant date)
Equal to or greater than $47.00	4 Years (1/4 on each anniversary of grant date)	3 Years (1/3 on each anniversary of grant date)
•	The vesting schedule of the RSUs will depend on the extent to which the option grants surrendered in exchange for such RSUs have vested at the time of such exchange and, for surrendered option grants that are fully vested, the exercise price.

•	None of the RSUs will be vested as of the RSU grant date.

•	No RSUs will be scheduled to vest earlier than one year from their date of grant.

•	The annual vesting date will be the anniversary of the RSU grant date.

•	If the surrendered option grant is entirely unvested or partially vested, then regardless of the exercise price of such surrendered options, the RSUs will vest as to one-fourth of the RSUs on each of the first four anniversaries of the grant date, so that 100% of the RSUs will be vested on the fourth anniversary of the grant date, provided that the eligible employee remains in continued service with the Company through each vesting date.

•	If the surrendered option grant has an exercise price between $22.00 and $37.99 per share and is fully vested, then the RSUs will vest as to 50% of the RSUs on each of the first two anniversaries of the grant date, so that 100% of the RSUs will be vested on the second anniversary of the grant date, provided the eligible employee remains in continued service with the Company through each vesting date.

•	If the surrendered option grant has an exercise price of $38.00 per share or greater and is fully vested, then the RSUs will vest as to one-third of the RSUs on each of the first three anniversaries of the grant date, so that 100% of the RSUs will be vested on the third anniversary of the grant date, provided that the eligible employee remains an employee of the Company through each vesting date.

•	We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding up to the nearest whole number of RSUs that will vest on the first vesting date and rounding down on the following vesting date.
•	If, with respect to the surrender of options received pursuant to a particular option grant, you would otherwise be entitled to receive fewer than forty (40) RSUs in the exchange, then we will make a cash payment instead of granting RSUs. The cash payment will be equal to the closing market price of a share of NetApp’s common stock on the business day immediately prior to the expiration date multiplied by the number of RSUs that would otherwise have been granted in exchange for such surrendered options. The cash payment, less applicable withholdings, will be made as soon as practicable after the RSU grant date and will not be subject to any vesting schedule.

Example 1 (Partially Vested Option Grant):
Assume (i) you have 500 eligible options that you received pursuant to a single option grant, (ii) the exercise price of each such option is $25.00 per share, and (iii) the eligible options have vested as to 50% of the underlying shares on the cancellation date (i.e. the RSU grant date).
Assume further that on May 22, 2009, you surrender all 500 eligible options and, in accordance with the exchange ratios listed above, you receive 100 RSUs. Subject to your continuing to provide services to the Company through each relevant date, your 100 RSUs will vest as to:
Vesting Schedule
0 shares as of June 19, 2009;
25 shares as of June 19, 2010;
25 shares as of June 19, 2011;
25 shares as of June 19, 2012; and
25 shares as of June 19, 2013, so that 100% of the shares underlying the RSUs will have vested as of such date.
     Example 2 (Fully Vested Option Grant): Assume (i) you have 500 eligible options that you received pursuant to a single option grant, (ii) the exercise price of each such option is $39.00 per share, and (iii) the eligible options have vested as to 100% of the underlying shares on the cancellation date (i.e. the RSU grant date).
     Assume further that on June 19, 2009, you surrender all 500 eligible options and, in accordance with the exchange ratios listed above, you receive 50 RSUs. Subject to your continuing to provide services to the Company through each relevant date, your 50 RSUs will vest as to:
Vesting Schedule
0 shares as of June 19, 2009;
17 shares as of June 19, 2010;
17 shares as of June 19, 2011;
16 shares as of June 19, 2012, so that 100% of the shares underlying the RSUs will have vested on such date.
     Form of payout.
     RSUs granted pursuant to this offer and subsequently earned by an eligible employee will be paid out in shares of our common stock. The Company will satisfy all payroll tax withholding obligations in the manner specified in your new RSU agreement.
     Unvested RSUs.
     If your service with us terminates before your RSUs vest, your RSUs will be forfeited to us without consideration.

     Adjustments upon certain events.
     Events Occurring Before the RSU Grant Date. Although we are not anticipating any merger or acquisition other than the proposed acquisition of Data Domain, Inc. described on our Current Report on Form 8-K filed with the SEC, May 21, 2009, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible options, which you tendered for exchange, and your eligible options will be treated in accordance with the applicable Plan and your stock option agreement. Further, if NetApp is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement, and you will receive no RSUs in exchange for them. If NetApp is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the purchase price and number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those award holders who did not participate in this offer and retained their original options.
     Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.
     Events Occurring After the RSU Grant Date. In the event of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding as a class without the Company’s receipt of consideration, the Administrator will make an appropriate adjustment in (i) the maximum number of shares reserved for issuance under our 1999 Plan, (ii) the number of equity awards that can be granted to any one individual equity award holder in any calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding equity awards under the plan, and (iv) the price for each share subject to any then outstanding equity awards under the plan.
     In the event of a transaction described in the plan, such as a consolidation, merger, sale of all or substantially all of the assets of the Company or liquidation or dissolution of the Company, outstanding RSUs will be assumed or equivalent awards will be substituted, by the acquiring or succeeding corporation or other entity (or an affiliate thereof), or outstanding RSUs not assumed or substituted for will vest 100% immediately prior to such transaction unless such accelerated vesting is precluded by the RSU agreement. The plan Administrator shall have discretion to provide for accelerated vesting of RSUs upon a corporate transaction or upon events associated with such transaction.

     Transferability of RSUs.
     RSUs granted in the exchange generally may not be transferred, other than by will or the laws of descent and distribution, unless the Administrator indicates otherwise in your RSU agreement. In the event of your death, any person who acquires the RSUs by bequest or inheritance may be issued the shares subject to the RSUs.
     Registration and sale of shares underlying RSUs.
     All of NetApp’s shares of common stock issuable upon the vesting of the RSUs have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of NetApp for purposes of the Securities Act, you will be able to sell the shares issuable upon the vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws.
     Federal income tax consequences.
     You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
10. Information concerning NetApp.
     Our principal executive offices are located at 495 East Java Drive, Sunnyvale, California 94089, and our telephone number is (408) 822-6000. Questions regarding this offer should be directed to:
     Legal Department
     NetApp, Inc.
     495 East Java Dr.
     Sunnyvale, CA 94089
     NetApp is a supplier of enterprise storage and data management software and hardware products and services. Our solutions help global enterprises meet major information technology challenges such as managing storage growth, assuring secure and timely information access, protecting data and controlling costs by providing innovative solutions that simplify the complexity associated with managing corporate data. We were incorporated in 1992 and shipped the world’s first networked storage appliance a year later. Since then, we have brought to market many significant innovations and industry firsts in storage and data management.
     Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our executive officers and the members of our board of directors may not participate in this offer. As of May 18, 2009, our executive officers and directors (13 persons) as a group held options unexercised and outstanding under the Plans to purchase a total of 11,114,686 our shares, which represented approximately 16.9% of the shares subject to all options outstanding under the Plans as of that date.
     The following table sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of May 18, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 65,799,677 as of May 18, 2009.

			Percentage of
		Number of	Total
		Options	Outstanding
Name	Position	Outstanding	Options
Daniel J.	Chief Executive Officer,	4,305,561	6.54%
Warmenhoven	Chairman of the Board, Director
Thomas Georgens	President, Chief Operating Officer, Director	1,059,000	1.61%
Steven J. Gomo	Executive Vice President of Finance and Chief Financial Officer	715,000	1.09%
Thomas F. Mendoza	Vice-Chairman	1,859,376	2.83%
Robert F. Salmon	Executive Vice President, Field Operations	1,146,335	1.74%
Donald T. Valentine	Lead Independent Director	250,000	*
Jeffry R. Allen	Director	1,034,414	1.57%
Alan L. Earhart	Director	110,000	*
Edward Kozel	Director	95,000	*
Mark Leslie	Director	130,000	*
Nicholas G. Moore	Director	115,000	*
George T. Shaheen	Director	130,000	*
Robert T. Wall	Director	165,000	*

*	Less than 1%.
     Except as set forth below or as discussed in our Current Report on Form 8-K filed with the SEC on May 21, 2009, to the best of our knowledge, neither we, nor any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock, during the sixty (60) days before and including May 22, 2009:

Date	Name	Transaction	Shares	Price
3/22/2009	Robert Salmon	Common Stock Withheld from Vested Restricted Stock to Cover Tax Withholding	893	$14.84
4/3/2009	Daniel Warmenhoven	Acquired Common Stock through Option Exercise*	200,000	$11.25
4/3/2009	Daniel Warmenhoven	Sold Common Stock*	300,000	$16.10
4/8/2009	Daniel Warmenhoven	Acquired Common Stock through Option Exercise*	200,000	$11.25
4/8/2009	Daniel Warmenhoven	Sold Common Stock*	200,000	$16.60
4/14/2009	Daniel Warmenhoven	Acquired Common Stock through Option Exercise*	200,000	$11.25
4/14/2009	Daniel Warmenhoven	Sold Common Stock*	300,000	$17.10

Date	Name	Transaction	Shares	Price
4/16/2009	Daniel Warmenhoven	Acquired Common Stock through Option Exercise*	350,000	$11.25
4/16/2009	Daniel Warmenhoven	Sold Common Stock*	200,000	$17.71
4/16/2009	Daniel Warmenhoven	Sold Common Stock*	157,816	$18.10
4/20/2009	Daniel Warmenhoven	Sold Common Stock*	21,099	$18.10
4/21/2009	Daniel Warmenhoven	Sold Common Stock*	71,085	$18.10
4/23/2009	Robert Wall	Received Stock Option Grant	5,000	$18.36
*  This transaction was effected pursuant to a Rule 10b5-1 trading plan adopted by Daniel Warmenhoven on March 18, 2009.
•	On April 15, 2009, NetApp granted options exercisable for an aggregate of 46,718 shares to 48 employees with an exercise price of $17.44.

•	On April 23, 2009, NetApp granted options exercisable for an aggregate of 5,000 shares to 1 employees with an exercise price of $18.36.

•	On May 15, 2009, NetApp granted options exercisable for an aggregate of 110,010 shares to 92 employees with an exercise price of $17.57.
12. Status of options acquired by us in the offer; accounting consequences of the offer.
     Options that we acquire through the offer will be cancelled, and a net total of 3.5 million shares underlying the surrendered options originally granted under the 1999 Stock Option Plan will return to the pool of shares available for future grants under such plan. To the extent shares returning to the 1999 Plan are not fully reserved for issuance upon receipt of the RSUs to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Options granted under any Plan other than the 1999 Stock Option Plan that we acquire through the offer will be cancelled and will not be returned to the pool of shares available for future grant.
     On April 29, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize incremental compensation expense, if any, resulting from the RSUs granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each RSUs granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in the exchange for the new awards, measured immediately prior to the exchange. The exchange ratios are determined in a manner intended to result in the issuance of new RSUs that have, in the aggregate, a fair value, for accounting purposes, that is expected to be less than the fair value of the surrendered eligible options they replace. As a result, the offer may allow the Company to realize real incentive and retention benefits from the RSUs issued, while recognizing only minimal incremental compensation expense due to the exchange. The actual amount of compensation expense will depend on the exchange ratios, Black-Scholes values and vesting schedules for options actually exchanged as part of the offer, as well as the market price of our common stock on the date of the exchange. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, the compensation expense for the forfeited RSUs will not be recognized.
13. Legal matters; regulatory approvals.
     We are not aware of any material pending legal proceedings relating to the offer or any margin requirements or anti-trust laws applicable to the offer. We are not aware of any regulatory requirements that must be complied with or approvals that must be obtained in connection with the offer. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.
     If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date, we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.
14. Material income tax consequences.
     Material U.S. federal income tax consequences.
     The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for RSUs pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
     Option holders who exchange outstanding options for RSUs generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.
     Restricted Stock Units.
     If you participate in the offer, you generally will not have taxable income at the time of the exchange and the RSU grant date. However, you will recognize ordinary income as the RSUs vest and are issued to you, at which time NetApp will also generally have a payroll tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the RSUs granted pursuant to the offer, you will not have paid any amount for the shares as such amounts will be satisfied by your past services to NetApp. The Company will automatically redeem a sufficient number of shares of its common stock issued when RSUs vest to satisfy the withholding obligations, unless it determines otherwise. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. You should also note that if your RSUs constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) and (1) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us and (2) you are a “specified employee” (generally, a highly compensated executive) at that time, then the delivery of the accelerated shares may need to be delayed six (6) months to avoid additional taxes under Section 409A.
     As noted above, we recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.
     In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

     Stock Options.
     If you participate in this offer, your eligible options will be exchanged for RSUs. So that you are able to compare the tax consequences of the RSUs to that of your eligible options, we have included the following summary as a description of the tax consequences generally applicable to options under U.S. federal tax law.
     Nonstatutory Stock Options.
     You generally will not realize taxable income upon the grant of a nonstatutory stock option. When you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.
     We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.
     Upon disposition of the shares, any gain or loss will be treated as capital gain or loss. The capital gain or loss and will be long-term or short-term depending on whether the shares were held for more than one year. The holding period for the shares generally will begin just after the time you recognized income (though it could potentially begin sooner if you are taxed on the date of vesting with respect to discount nonstatutory stock options, as described further below). The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.
     If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
     Incentive Stock Options.
     You will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of your death or disability, if an option is exercised more than three months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. If you sell the shares of common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares issued upon the exercise of an incentive stock option is qualifying if it is made (i) more than two years after the incentive stock option grant date and (ii) more than one year after the incentive stock option exercise date.
     If the disposition of the shares issued upon the exercise of the incentive stock option is qualifying, any excess of the sale price of such shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

     If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the shares issued upon the exercise of the option (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to you at the time of the disposition. Additional gain, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.
     Unless you engage in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.
     Holders of Incentive Stock Options Who Choose Not to Participate.
     Eligible employees who hold eligible options that are incentive stock options should note that if the offer remains open for thirty (30) days or more, incentive stock options held by employees who do not participate in this offer will be considered to have been modified as of the date this offer commenced. The date this offer commences will then be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. In order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (that is, more than two years from May 22, 2009) and more than one year after the exercise of the option (even if you do not exchange your incentive stock options for RSUs). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares issued upon the exercise of the option over the exercise price of such option will be treated as long-term capital gain. If the offer expires as scheduled, the offer will have remained open for less than thirty (30) calendar days.
     Material Income Tax and Other Considerations for Employees Who Reside Outside the U.S.
     Attached as Schedules C-R to this Offer to Exchange are short summaries of the general tax consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax laws in any of these countries, please see the relevant section(s) under Schedules C-R for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.
     We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer. In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
15. Extension of offer; termination; amendment.
     We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.
     We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of awards elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the awards promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular award that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.
     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
16. Fees and expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.
17. Additional information.
     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your awards:
1.	Our definitive proxy statement on Schedule 14A for our 2008 annual meeting of stockholders, filed with the SEC on July 14, 2008;

2.	Our quarterly report on Form 10-Q for our fiscal quarter ended January 23, 2009, filed with the SEC on March 2, 2009;

3.	Our annual report on Form 10-K for our fiscal year ended April 25, 2008, filed with the SEC on June 24, 2008;

4.	The information contained in our current reports on Form 8-K filed with (but not furnished to) the SEC; and

5.	The Registrant’s Registration Statement No. 000-27130 on Form 8-A filed with the SEC on November 1, 1995, in which there is described the terms, rights and provisions applicable to our common stock.
     These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.
     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at NetApp, Inc., 495 East Java Drive, Sunnyvale, California, 94089, Attention: Legal Department.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial statements.
     The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended April 25, 2008, filed with the SEC on June 24, 2008, Quarterly Report on Form 10-Q for the fiscal quarter ended January 29, 2009, filed with the SEC on March 2, 2009, and our Current Report on Form 8-K, filed with (but not furnished to) the SEC on May 20, 2009, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of certain financial information contained in the above-referenced reports. Please see Section 17 of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain the financial statements referenced above.
     Book Value
     We had a book value per share of $4.60 on January 23, 2009.

     Ratio of Earnings to Fixed Charges
     The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Nine Months Ended	Fiscal Year Ended	Fiscal Year Ended
	January 23, 2009	April 25, 2008	April 27, 2007
Ratio of Earnings to Fixed Charges	1.3	20.8	19.3
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by NetApp to be representative of the interest factor of rental payments under operating leases.
19. Miscellaneous.
     We are not aware of any jurisdiction in which the offer is made where the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will awards be accepted from, the award holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.
NetApp, Inc.
May 22, 2009

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF NETAPP
     The directors and executive officers of NetApp are set forth in the following table:

Name	Position and Offices Held
Daniel J. Warmenhoven	Chief Executive Officer, Chairman of the Board, Director
Thomas Georgens	President, Chief Operating Officer, Director
Steven J. Gomo	Executive Vice President of Finance and Chief Financial Officer
Thomas F. Mendoza	Vice-Chairman
Robert F. Salmon	Executive Vice President, Field Operations
Donald T. Valentine	Lead Independent Director
Jeffry R. Allen	Director
Alan L. Earhart	Director
Edward Kozel	Director
Mark Leslie	Director
Nicholas G. Moore	Director
George T. Shaheen	Director
Robert T. Wall	Director
     The address of each executive officer and director is:
c/o NetApp, Inc.
495 East Java Drive
Sunnyvale, California 94089
     Our executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B
SUMMARY FINANCIAL INFORMATION OF NETAPP, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands, except per share amounts — unaudited)

	January 23, 2009	April 25, 2008	April 27, 2007

Current Assets	$3,162,012	$2,067,433	$2,240,803
Non-Current Assets	2,027,728	2,003,555	1,417,675
Total Assets	5,189,740	4,070,988	3,658,478

Current Liabilities	1,562,978	1,414,102	1,187,547
Non-Current Liabilities	2,099,369	956,547	481,910
Total Liabilities	3,662,347	2,370,649	1,669,457
Total Stockholders’ Equity	1,527,393	1,700,339	1,989,021

CONSOLIDATED STATEMENTS OF INCOME INFORMATION
(In thousands, except per share amounts — unaudited)

	Nine Months Ended		Year Ended
	January 23, 2009	January 25, 2008	April 25, 2008	April 27, 2007

Total revenues	$2,526,750	$2,365,436	$3,303,167	$2,804,282
Gross margin	1,456,020	1,440,504	2,013,376	1,704,500
Income from Operations	13,247	210,393	313,600	301,242
Income Before Income Taxes	9,143	267,615	382,699	359,728
Net Income	11,461	219,918	309,738	297,735
Net Income per Share:
Basic	0.03	0.62	0.88	0.80
Diluted	0.03	0.60	0.86	0.77
Shares Used in Net Income per Share Calculations:
Basic	330,067	354,799	351,676	371,204
Diluted	335,070	365,290	361,090	388,454

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SCHEDULE C
GUIDE TO TAX & LEGAL ISSUES IN AUSTRALIA
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Australia. This summary is based on the law in effect in Australia as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary also includes other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     The voluntary relinquishment of the existing stock options in exchange for a grant of new restricted stock units will give rise to a taxable amount. This occurs because the cancellation of the existing stock options will constitute a disposal of the options in exchange for the restricted stock units immediately after cancellation of the existing options.
     The following taxation summary assumes that you did not make the election to be taxed up-front on the discount arising on the grant of the existing options and that the existing options were “qualifying rights” issued under an “employee share scheme” for tax purposes. If you elected to be taxed on receipt of the existing options, you should contact your personal tax advisor regarding the resulting tax consequences.
     In addition, the taxation treatment of the cancellation of your existing options in exchange for restricted stock units will depend on whether this transaction is considered to be an “arm’s length transaction” for tax purposes. The following taxation summary assumes that the option exchange is an arm’s length transaction. However, if the tax authorities take the view that this is not the case, different taxation consequences may result. You should contact your personal tax advisor prior to participating in this Offer to Exchange.
     Relinquishment of Existing Options
     If you accept the offer to relinquish your existing options for a grant of restricted stock units immediately after cancellation of your existing options, you will recognize a disposition of your existing options at the time of their cancellation, which gives rise to a taxable event. The existing options will be disposed of in consideration for the issue of the restricted stock units.

     You will likely be taxed in the income year of the cancellation on the market value of the restricted stock units issued as consideration for your existing options. This result will occur unless you made the election to be taxed in the income year the existing options were granted. If you made the election to be taxed at grant, you may have a capital gain or loss on the disposal of the existing options. Again, you should contact your personal tax advisor if you made this election.
     Cash Payments
     If you receive cash payments in exchange for your stock options, such disposal of your options in exchange for a cash payment may give rise to a taxable gain. The taxable gain will equal the cash received and will be taxed as ordinary income tax.
     Grant of Restricted Stock Units
     The restricted stock units granted in exchange for your existing stock options should not be regarded as having been acquired under an “employee share scheme” for tax purposes. This is because in order to constitute an “employee share scheme”, you must have paid less than the market value of the restricted stock units at the time of acquisition. As the restricted stock units may not be issued to you at a discount, the employee share scheme provisions likely do not apply.
     On the basis that the restricted stock unit was acquired by you under an arm’s length transaction, the cost base of the restricted stock unit will be equal to the amount included as income in the year of cancellation.
     Vesting of Restricted Stock Units
     Upon the vesting of your restricted stock units, shares of common stock will be issued to you. The vesting of the restricted stock unit should not give rise to a taxable capital gain.
     Sale of Shares
     You may also be subject to capital gains tax when you subsequently sell the shares issued to you upon vesting of the restricted stock units. For capital gains tax purposes, the taxable gain will broadly equal the difference between the disposal consideration received for the shares, less the cost base of the shares.
     Depending on the nature of your ownership, if you have held the shares for 12 months or more since the vesting date of the restricted stock units, you may qualify for a 50% capital gains tax discount. Please see your financial adviser if you need further information.
     Withholding and Reporting
     Your employer is not required to withhold income tax when the restricted stock units are granted or vest, nor when the shares are sold. It is your responsibility to report on your tax return and pay any tax liability and any Medicare levy in relation to the restricted stock units and any shares issued to you at vesting. It is also your responsibility to report and pay any tax liability resulting from the sale of shares.
     Other Information
     Securities Law Information
     If you acquire shares of stock pursuant to your award and you offer your shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under

Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.

SCHEDULE D
GUIDE TO TAX & LEGAL ISSUES IN AUSTRIA
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Austria. This summary is based on the law in effect in Austria as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary also includes other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when the restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling).
     Vesting of Restricted Stock Units
     You will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting.
     A tax exemption up to €620 or a flat 6% tax rate may be available if the restricted stock units can be characterized as a non-recurring additional payment to you. Your total additional payments, including income derived from restricted stock units, will be tax exempt up to €620. If 1/6 of your total annual regular income is less than €2,000, any additional income up to €2,000 is tax exempt. If your total additional payments, including income derived from restricted stock units, exceed €620, the excess will be subject to 6% flat income tax up to 1/6 of your total annual regular income (assuming that 1/6 of your total annual regular income exceeds €2,000).
     For example, if you receive annual regular income of €60,000, 1/6 of this income would be €10,000. Generally, any additional payment in one calendar year up to €10,000 would be taxed at a flat 6%. However, any additional payments from the same employer, up to €620, are tax exempt. As €10,000 is more than €2,000, no further tax exemption is available for your additional payments. Therefore, any additional payments from the same employer above €620, up to €10,000, are taxed at a flat 6% rate. If you receive additional payments exceeding €10,000, any excess amount will be taxed at the regular income tax rates. Please note that this preferential tax regime may not be applicable to the income derived from restricted stock units if you have already used the exemptions for the 13th and 14th monthly salary regularly paid in Austria, if applicable.
     Sale of Shares
     If you sell the shares acquired upon vesting of your restricted stock units within twelve (12) months of the date of vesting, you will be subject to tax on the gain, provided the total gain from the sale of the shares (and the sale of other moveable property) within one (1) year after their acquisition and from the sale of real estate within ten (10) (and in certain cases fifteen (15)) years after its acquisition exceeds €440 in any given calendar year. The gain is calculated as the difference between the sale price and the fair market value of the shares on the date of vesting. If you hold the shares at least twelve (12) months, you will not be subject to tax when you subsequently sell the shares.
     Withholding and Reporting
     Under current laws, withholding and reporting for income tax and social insurance contributions (subject to the applicable contribution ceiling) are required when you vest in the restricted stock units, except to the extent that the exemptions for income tax (which also apply to social insurance contributions) apply. If required to do so, your employer will report and withhold on your taxable earnings at vesting to the Austrian tax authorities accordingly. NetApp may redeem a sufficient number of shares of common stock issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares. You are responsible for reporting any income resulting from the sale of shares and the receipt of any dividends and paying all corresponding taxes.
     Other Information
     Exchange Control Information
     If you hold shares outside Austria (even if you hold them outside of Austria with an Austrian bank), a reporting duty to the Austrian National Bank applies. The reporting date is as of December 31 of each year, and the report must be filed on or before March 31 of the following year. An exemption applies if the value of the securities as of any given quarter does not exceed €30,000,000, or as of December 31 does not exceed €5,000,000. The report should be filed at the following postal address: Österreichische Nationalbank, Büro für Devisenstatistik, Postfach 61, 1011 Wien. The forms can be obtained at the Austrian National Bank:
Österreichische Nationalbank
Otto-Wagner-Platz 3,
1090 Wien

Tel: +43 1 404 20-0
Fax: +43 1 404 20-94 00
     When shares are sold, there may be exchange control obligations if the cash received is held outside Austria. A separate reporting requirement applies to an employee’s non-Austrian cash accounts. If the transaction volume of all the employee’s cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month with the form “Meldungen SI-Forderungen und/oder SI-Verpflichtungen.” If the transaction value of all cash accounts abroad is less than €3 million, no ongoing reporting requirements apply.

SCHEDULE E
GUIDE TO TAX & LEGAL ISSUES IN THE PEOPLE’S REPUBLIC OF CHINA
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the People’s Republic of China (the “PRC”). This summary is based on the tax laws in effect in the PRC as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you will be subject to income tax and you may be subject to social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) when you receive cash payments in exchange for the stock options. You will be taxed on the amount of the cash payments as employment income or a separate bonus.
     Vesting of Restricted Stock Units and Sale of Shares
     Due to regulatory issues in China, you may be required to immediately sell all of the shares issued to you at vesting.
     You will be subject to income tax and you may be subject to social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) when the restricted stock units vest and shares are sold. You will be taxed on the fair market value of the shares at vesting as

E-1

employment income or a separate bonus. If there is any difference between the fair market value of the shares when they are issued to you and the sale price, you will recognize a capital gain or loss on this amount. If you recognize a capital gain, you will be subject to capital gains tax on this amount.
     Withholding and Reporting
     Your employer will withhold and report income tax (and social insurance contributions, if applicable) at the vesting of the restricted stock units. Nevertheless, you will be responsible for paying any difference between the actual tax liability and the amount withheld (if any). It is your responsibility to report and pay any capital gains tax resulting from the sale of the shares.
     Other Information
     Exchange Control
     As noted above, you will be required to immediately sell the shares issued to you at vesting. Exchange control requirements apply when the shares are sold and the proceeds must be repatriated to the PRC. You should consult your personal tax and/or legal advisor(s) regarding the requirements for repatriating any proceeds from the sale of shares to the PRC.

E-2

SCHEDULE F
GUIDE TO TAX & LEGAL ISSUES IN FRANCE
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in France. This summary is based on the tax laws in effect in France as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you will be subject to income tax and social security contributions when you receive cash payments in exchange for the stock options.
     Vesting of Restricted Stock Units
     You will be subject to income tax and social security contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.
     Wealth Tax
     Shares acquired upon vesting of the restricted stock units are included in your personal estate and must be declared to the tax authorities if the total value of your taxable personal estate (including your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1.

F-1

     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax at the rate presently equal to 30.1% if the total proceeds from the sale of securities (for you and your household) during a calendar year exceeds a certain amount (€25,730 for 2009), in which case you will be subject to tax on the entire capital gain (i.e., the difference between the sales proceeds and the fair market value of the shares at vesting). If the sales proceeds are less than the fair market value of the shares of vesting, you will realize a capital loss. Provided the €25,730 threshold is exceeded, this capital loss can be offset against capital gain of the same nature realized by you and your household during the same year or during the ten following years. This capital loss cannot be offset against other types of income.
     Withholding and Reporting
     Your employer will withhold any income tax and social security contributions that are legally required at the vesting of the restricted stock units. Your employer will also report the income recognized at vesting on your pay-slip for the month in which the restricted stock units vest. It is your responsibility to pay any tax resulting from the vesting of the restricted stock units and to report and pay any tax resulting from the sale of shares.
     You must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) when you file your annual income tax return.
     Other Information
     Exchange Control
     The value of any cash or securities imported to France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities exceeds a certain amount (€ 10,000 for 2009 for transfers outside the European Union).

F-2

SCHEDULE G
GUIDE TO TAX & LEGAL ISSUES IN GERMANY
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, such cash payments are treated as salary. Your employer will withhold and report tax and social insurance contributions (if applicable) at date of such cash payment.
     Vesting of Restricted Stock Units
     You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) when the restricted stock units vest and shares are issued to you.
     Sale of Shares
     If you sell shares that were acquired on or after January 1, 2009, you will be subject to capital gains at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax, if applicable), provided you do not own 1% or more of NetApp’s stated capital (and have not owned 1% or more at any time in the

G-1

last five years) and the shares are not held as business assets. The taxable gain will be the difference between the sale price and the fair market value of the shares at vesting.
     Withholding and Reporting
     Your employer will withhold and report tax and social insurance contributions (if applicable) at the vesting of the restricted stock units. It is your responsibility to report and pay any tax resulting from the sale of shares.
     Other Information
     Exchange Control
     For statistical purposes, the German Federal Bank requires that you file reports for any of the following occurrences: (i) cross-border transactions in excess of €12,500; and (ii) any receivables on monetary claims against a person or entity residing outside of Germany in excess of €5,000,000.

G-2

SCHEDULE H
GUIDE TO TAX & LEGAL ISSUES IN HONG KONG
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     WARNING: The contents of this Offer to Exchange have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this Offer to Exchange, you should obtain independent professional advice.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when the restricted stock units are granted to you.
     Cash Payments
     You will likely be subject to tax on any cash payments received as a result of the exchange. The cash payments will be treated as regular employment income and subject to Hong Kong salaries tax and Mandatory Provident Fund (social insurance) contributions.
     Vesting of Restricted Stock Units
     You will be subject to income tax when your restricted stock units vest and shares are issued to you. The taxable amount will be the fair market value of the shares on the date of vesting.

     You will not be subject to Mandatory Provident Fund (social insurance) contributions when your restricted stock units vest.
     Please note that if you leave Hong Kong permanently and subsequently vest in your restricted stock units, any income is still considered Hong Kong source employment income and subject to tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In such case, you will be taxed on the “notional” income based on the assumption that all your vested and unvested restricted stock units at the time of permanent departure were vested within seven days before the date of submission of your tax return for the year in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain at vesting is greater than on the date of departure, there will be no additional tax. If the value of the shares decreases so that the actual gain on exercise is less than on the date of departure or not all of your restricted stock units eventually become vested, you cannot request a refund of any tax overpayment unless the tax assessment is objected to within the statutory time allowed for objection.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will not be subject to capital gains tax.
     Withholding and Reporting
     In general, your employer is not required to withhold income tax from salary and benefits paid/provided to you. (however, there are special rules applying to employees who will depart or have departed from Hong Kong.)
     Both you and your employer will have the following tax reporting obligations:
     On Option Exchange
     You and your employer should disclose details of the exchange to the tax authority on the respective tax returns for the year in which the exchange took place.
     On Grant of Restricted Stock Units
     Your employer is required to disclose grant details on the employer’s return in the year of grant. You are not required to report grant information on your tax return.
     Cash Payments
     Both you and your employer are required to report such payments on the tax returns in the year of receipt. The Hong Kong Inland Revenue Department (“IRD”) will issue you with a tax assessment and you are required to pay the tax due to the IRD directly.
     Vesting of Restricted Stock Units
     Both you and your employer are required to include the fair market value of vested restricted stock units as income on the respective tax returns in the year of vesting. The IRD will issue you with a tax assessment and you are required to pay the tax due to the IRD directly.

     Cessation and/or Post-Departure
     If there are any restricted stock units vested to you after cessation of employment and/or departure, your employer has to submit an amended employer’s return or a written notification to the tax authority to report your additional income. You also have an obligation to inform the tax authority if such an event has taken place and pay any tax due. The only exception is if you have elected for “deem vesting” prior to leaving Hong Kong.

SCHEDULE I
GUIDE TO TAX & LEGAL ISSUES IN INDIA
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in India. This summary is based on the tax laws in effect in India as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not considered an Indian resident, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. However, it is important to note that since the fringe benefit tax (“FBT”) regime is a recent development, the treatment of option exchanges is not clear. The tax authorities may assert that the cancellation of vested options results in extinguishment of a right, giving rise to a capital gains tax event. In the event of such an assertion, the capital gains tax rate could be levied at the rate of 22.66% for vested options held for more than three years; otherwise, the gain would be subject to tax at your marginal tax rate (maximum rate being 33.99%).
     Grant of Restricted Stock Units
     You likely will not be subject to tax when the restricted stock units are granted to you. However, although the grant of restricted stock units is not taxable per se, in the case of a grant of restricted stock units in lieu of cancellation of vested options, the tax authorities may assert that such grant may give rise to a capital gains tax event, as discussed in the Option Exchange section above.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you may be subject to income tax, in which case tax could be levied at your marginal income tax rate (maximum rate being 33.99%). Your employer may withhold such taxes at the time of making the cash payments to you.

I-1

     Vesting of Restricted Stock Units
     You will not be subject to income tax or social insurance contributions when the restricted stock units vest and shares are issued to you. However, the shares issued at vesting of the restricted stock units will be characterized as a “fringe benefit” and the fair market value of the shares at vesting is taxable under the FBT regime. The fair market value of the shares is determined as required under Indian tax laws which may be different from how the fair market value of the shares is determined under the plan.
     However, if the tax authorities levied FBT on the cancellation of the vested options, then the fair market value of such options on the date of cancellation may be considered as the exercise price, eligible for deduction for purposes of computing FBT at the time of cancellation of the options. This would be applicable only where FBT has been levied on the vested options at the time of cancellation due to a deemed exercise.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the amount previously subject to FBT (i.e., the fair market value of the shares at vesting, as determined under Indian tax laws).
     If you hold the shares for more than 12 months, you will be taxed at the more favorable long-term capital gains tax rate, which is 22.66%. If you hold the shares for 12 months or less, you will be taxed at the short-term capital gains tax rate (which is the same as your marginal income tax rate, the maximum rate being 33.99%).
     Withholding and Reporting
     Your employer will report and pay the applicable FBT to the Indian tax authorities through its FBT returns. Your employer may also be responsible for withholding appropriate tax on any cash payments made due to cancellation of options.
     It is your responsibility to file a tax return with the tax authorities and disclose any capital gains realized upon sale of the shares. You must pay advance tax on any capital gains in the year in which the gains are realized. The amount and the due date of the advance tax depends on the date of sale of your shares in the relevant year.
     Other Information
     Exchange Control
     You must repatriate to India the proceeds of any shares sold and convert the proceeds to local currency within the stipulated period of time (i.e., 90 days). You must also obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate from the bank where you deposited the foreign currency in case the Reserve Bank of India or your employer requests proof of repatriation.

I-2

SCHEDULE J
GUIDE TO TAX & LEGAL ISSUES IN ISRAEL
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Israel. This summary is based on the tax laws in effect in Israel as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange and Grant of Restricted Stock Units
     Under general tax principles in Israel, the exchange of vested options is considered a taxable event, and accordingly you will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) as a result of the exchange of eligible vested options for the grant of restricted stock units. However, NetApp has applied for a tax ruling from the Israeli Tax Authorities (“ITA”) that may confirm that there will be no immediate tax event as a result of the exchange of your eligible vested options for restricted stock units and will thus not trigger any immediate tax liability. The tax event will take place only when you have realized a gain from your restricted stock units as defined in Section 102 of the Israel Income Tax Ordinance (New Version), 1961 (“ITO”), i.e., once you have sold the shares issued pursuant to the restricted stock units or requested that the shares be transferred by the trustee appointed to hold them in trust according to the provisions of Section 102 of the ITO.
     You should consult with your personal tax advisor regarding the potential tax consequences of the offer to exchange before making any decision to participate in the exchange.
     If Favorable Tax Ruling is Not Granted
     If, in the tax ruling that NetApp is seeking from the ITA, the ITA does not confirm that the exchange is not taxable and you are subject to tax upon the exchange of your eligible vested options, then if you subsequently forfeit the restricted stock units received in the exchange before they vest, you will not be entitled to a refund of the amount on which you paid tax at the time of the exchange.
     Note : The information below assumes that the restricted stock units have been granted under the “capital gains route” of Section 102 of the ITO, pursuant to which the restricted stock units and any shares acquired upon vesting of your restricted stock units will be held in trust by a trustee designated by

NetApp for the requisite lock-up period. Under the capital gains route, the lock-up period is 24 months from the grant date , i.e., the date of the exchange.
     Grant of Restricted Stock Units
     You will not be subject to income tax or social insurance contributions (national insurance and health tax) when the restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, any cash payments made will be taxed as ordinary employment income at progressive rates.
     Vesting
     You will not be subject to income tax or social insurance contributions when your restricted stock units vest and shares are issued to the trustee.
     Exit Tax
     If you cease to be a resident of Israel, the taxation of your assets (including any restricted stock units and/or shares) may be affected.
     Please consult your personal tax advisor regarding the tax treatment of your restricted stock units and/or shares if you cease to be a resident of Israel.
     Sale of Shares
     Provided that you do not sell or have the shares transferred from the trustee before the expiration of the requisite 24 month lock-up period and have otherwise complied with the requirements of the capital gains route, the gain from the sale of shares will be taxed as follows:
     (a) On the date of sale, you will be subject to income tax at your progressive rate and social insurance contributions on the fair market value of the shares subject to the restricted stock units at the date of grant less any expenses incurred in connection with the sale, but not more than the actual gain derived upon sale. For this purpose, the fair market value of the shares on the date of grant is deemed to be the average price of NetApp stock over the 30 trading days preceding the date of grant.
     (b) In addition, if the sale price (i.e., the consideration received for the shares on the date of sale or their fair market value if the taxable event is a result of the transfer of the shares out of the custody of the trustee) of the shares is greater than the fair market value of the shares at grant (determined as described above under (a)), you will realize a capital gain. The capital gain will be taxed at a flat rate of 25%.
     If you sell the shares or have the shares transferred to you from the trustee before the expiration of the requisite 24-month lock-up period, you will be subject to income tax at your progressive rate and social insurance contributions on the sale price of the shares or the fair market value of the shares when they are transferred to you, as applicable.
     Withholding and Reporting

     The trustee will report the grant of restricted stock units, as well as the sale of the shares (or the transfer of the shares, if the shares are transferred to you prior to sale) to the ITA. The trustee will also withhold any applicable income tax and social insurance contributions when you sell the shares (or when the shares are transferred to you, unless you have otherwise settled your tax liability with the ITA and the trustee has received in advance a written acknowledgment thereof).

SCHEDULE K
GUIDE TO TAX & LEGAL ISSUES IN ITALY
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Italy. This summary is based on the tax laws in effect in Italy as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, the cash you receive will be subject to tax and social insurance contributions, as income from employment, at the time of the payment.
     Vesting of Restricted Stock Units
     You will be subject to income tax and social insurance contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you. Please note that, for Italian tax purposes, the fair market value of shares negotiated in a regulated market is the average of the closing prices of the shares on the aforesaid market over the thirty days prior to the date of the issue.
     You should note that the decree-law 25th of June 2008, n. 112 introduced an exemption from social insurance contributions for the employment income arising from the issue of shares made starting from the 25th June 2008 on the basis of stock option plans. Therefore, before you decide to participate in the offer, you should carefully consider the difference between the social insurance treatment of options and restricted stock units in Italy.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value of the shares as above indicated at vesting.
     The capital gain will be taxed at a rate of 12.5% provided the shares are a non-qualified shareholding. For this purpose, a shareholding will be a “non-qualified shareholding” if the shares represent 2% or less of the voting rights and 5% or less of the outstanding shares of NetApp, which is highly likely to be the case with your shares. In calculating your capital gain, you may subtract certain capital losses and any expenses incurred to produce the gain, except interest. If losses exceed gains, the difference can be carried forward for the next four years.
     Provided the shares are a non-qualified shareholding, you may also elect to be taxed under one of the following two alternative tax regimes. To be eligible for either of these methods, you must deposit the shares with a broker authorized by the Italian Ministry of Finance.
     Administered Saving Regime
     Under the administered saving regime, you deposit the shares with an authorized broker, but you retain the right to make investment decisions. The capital gain is calculated using the same method and rate described above. Under this method, the broker pays the tax at the time of the transaction, so that the capital gain is not included in your annual tax return. Losses from the sale of the shares may be subtracted from the gains realized starting from the date of the sale and, where losses exceed gains, the difference can be carried forward for the next four years.
     Managed Savings Regime
     Under the managed savings regime, you deposit the shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, capital gains tax is levied not on the gain actually realized through the sale of the shares but on the difference between the value of the investment portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. The broker pays the tax at the end of the year and, as under the administered saving regime, the capital gain is not included in your annual tax return.
     Withholding and Reporting
     Your employer will withhold and report social insurance contributions, as well income tax, at the vesting of the restricted stock units. It is your responsibility to report and pay any tax resulting from the sale of shares, except that you will opt either for the administered saving regime or the managed saving regime.

     Other Information
     Exchange Control
     You are required to report the following on your annual tax return: (1) transfers of cash or shares to or from Italy exceeding €10,000 performed through brokers non-resident in Italy, (2) the amount of foreign investments held at the end of the calendar year exceeding €10,000 through which a foreign income taxable in Italy can be obtained, and (3) the amount of any transfers taking place to and from Italy, as well as abroad, with regard to your foreign investments. Under certain circumstances, you are exempt from these fulfillments if the foreign securities you hold are administered or managed by a broker resident in Italy and the income deriving from such securities is perceived through the same brokers.

SCHEDULE L
GUIDE TO TAX & LEGAL ISSUES IN JAPAN
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. Please note, however, that the Japanese tax treatment of an option exchange for restricted stock units is uncertain because there are no specific tax provisions related to such an exchange. Therefore, we recommend that you consult with your personal tax advisor regarding the potential tax consequences of the offer.
     Grant of Restricted Stock Units
     Although the tax treatment of restricted stock units is uncertain in Japan, under the current practice of the tax authorities, you will likely not be subject to tax when the restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you likely will be subject to income tax when cash is paid out to you. This income will likely be characterized as remuneration income.
     Vesting of Restricted Stock Units
     You likely will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you. This income will likely be characterized as remuneration income.

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     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value of the shares at vesting. Generally, you will be subject to capital gains tax at a flat rate of 20%. However, you may be eligible for a reduced tax rate if certain conditions are met. Please consult with your personal tax advisor to find out if you are eligible for a reduced rate.
     Withholding and Reporting
     Your employer will not withhold or report tax at the vesting of the restricted stock units. It is your responsibility to report and pay any tax resulting from the cash payment, the vesting of the restricted stock units and the sale of shares.

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SCHEDULE M
GUIDE TO TAX & LEGAL ISSUES IN KOREA
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Korea. This summary is based on the tax laws in effect in Korea as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary also includes other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) on the cash payment upon receipt of the cash payment.
     Vesting of Restricted Stock Units
     You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize, unless the gain you realize from the sale of shares in that year is less than the exempt amount (which is currently KRW2,500,00 per year per type of asset sold). Thus, any gain you

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realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax and, in this case, the taxable gain will be the difference between the sale price and the fair market value of the shares at vesting. You will not be subject to the securities transaction tax when you sell the shares.
     Withholding and Reporting
     Since your employer will not directly bear the cost of the restricted stock units, your employer will not withhold or report income tax at the vesting of the restricted stock units nor withhold social insurance contributions (if applicable).
     It is your responsibility to report and pay any tax resulting from the vesting of the restricted stock units and the sale of shares. You must file a tax return with the National Tax Service and pay any applicable tax by May 31 of the year following the year in which the taxable event occurs. Alternatively, you may join a taxpayer’s association whereby you routinely report your overseas income, in which case you will be eligible for a 10% tax deduction.
     Other Information
     Exchange Control
     Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.

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SCHEDULE N
GUIDE TO TAX & LEGAL ISSUES IN THE NETHERLANDS
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the Netherlands. This summary is based on the tax laws in effect in the Netherlands as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange and Grant of Restricted Stock Units
     Under general tax principles in the Netherlands, you will likely be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) upon the exchange of eligible unvested and vested options for the grant of restricted stock units. However, NetApp has applied for a tax ruling from the Dutch tax authorities that may confirm that the exchange of your eligible unvested and vested options for restricted stock units will not be considered a taxable event and will not trigger any immediate tax liability.
     Upon Exchange if Favorable Tax Ruling is Not Granted
     If, in the tax ruling that NetApp is seeking from the Dutch tax authorities, the Dutch tax authorities do not confirm that the exchange is not taxable and you are subject to tax upon the exchange of your eligible (un)vested options, you will be taxed on the value of the new restricted stock units granted to you. For the purpose of determining the value of the restricted stock units, we will use standard valuation techniques with which the Dutch tax authorities may or may not agree. If your options vested for the first time prior to January 1, 2005 and were subject to taxation upon vesting of the options, the position can be taken that you will not be subject to taxation upon the exchange of options (i.e. the Dutch tax authorities may take a different view).
     Please note that, if you terminate your service before the restricted stock units received in the exchange vest and, therefore, the restricted stock units are forfeited, you may not be entitled to a refund of the amount on which you paid tax at the time of the exchange.

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     Cash Payments
     If you receive cash payments in exchange for your stock options, you will recognize ordinary income for Dutch income tax purposes on the date the cash payments are made to them, subject to applicable wage tax withholding.
     You should consult with your personal tax advisor regarding the potential tax consequences of the offer to exchange before making any decision to participate in the exchange.
     Note: The information below assumes that the Dutch tax authorities do not confirm that the exchange is not taxable and you are subject to tax upon the exchange of your eligible vested options.
     Vesting of Restricted Stock Units
     You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you, less the value on which you paid tax at the time of the exchange.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will not be subject to capital gains tax, provided you hold less than a 5% interest in NetApp as a private investment.
     Investment Tax
     For personal income tax purposes the shares will form part of an employee’s net wealth (Box 3). Net wealth generates an annual notional income of 4% which is taxed at 30% (effective rate of 1.2%). An exemption is available on the first €20,661 (for 2009) of the average value of the assets held during the relevant calendar year.
     Withholding and Reporting
     Your employer will withhold and report income tax and social insurance contributions (if applicable) at the time of the exchange (if applicable) and at the vesting of the restricted stock units. It is your responsibility to report and pay any investment tax resulting from any shares acquired at vesting of the restricted stock units.
     Other Information
     Securities Notice
     You should be aware of the Dutch insider trading rules which may impact the sale of shares acquired at vesting of the restricted stock units. In particular, you may be prohibited from effecting certain share transactions if you have insider information about NetApp. If you are uncertain whether the insider trading rules apply to you, you should consult with your personal legal advisor.

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SCHEDULE O
GUIDE TO TAX & LEGAL ISSUES IN SINGAPORE
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Singapore. This summary is based on the tax laws in effect in Singapore as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     The Singapore income tax position on whether the exchange constitutes a taxable event is uncertain. We are seeking a ruling from the Inland Revenue Authority of Singapore (“IRAS”) to clarify that you will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     If we are unable to obtain a positive ruling from the IRAS confirming that the exchange does not constitute a taxable event or if IRAS should take the view that the exchange constitutes a taxable event, then the taxable amount is the open market value of the shares you are entitled to acquire under the surrendered options at the time of the exchange, less any amount paid for the shares. Please note that, if you terminate your service before the restricted stock units received in the exchange vest, you may not be entitled to a refund of the amount on which you paid tax at the time of the exchange.
     Grant of the Restricted Stock Units
     As mentioned above, we are seeking a ruling from IRAS to clarify that you will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you will be viewed as having released the eligible options and this constitutes a taxable event. We are seeking a ruling from the IRAS to clarify that you will be taxed on the cash received for the surrender of the eligible options. Based on the existing tax legislation, the taxable amount in the case of such a release is the open market value of

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the shares you are entitled to acquire under the surrendered options at the time of the exchange, less any amount paid for the shares. As such, if we are unable to obtain a positive ruling from IRAS confirming that the taxable amount is the cash received by you in consideration of your release of the eligible options, then the taxable amount shall be the open market value of the shares you are entitled to acquire under the surrendered options at the time of the exchange, less any amount paid for the shares.
     Vesting of Restricted Stock Units
     You will be subject to income tax when your restricted stock units vest. The taxable amount will be the price of the shares in the open market on the date of vesting, less any amount paid for the shares. You will be subject to tax if you were employed in Singapore when the restricted stock units were granted to you, regardless of where you are located when your restricted stock units vest.
     You will not be subject to Central Provident Fund (“CPF”) contributions when your restricted stock units vest and the shares are issued to you.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will not be subject to capital gains tax unless you are engaged in the business of buying and selling securities.
     Withholding and Reporting
     Your employer is not required to withhold or report income tax when the restricted stock units vest and shares are issued to you. Your employer will prepare and give you a report (either in Form IR8A or in another format) of your salary information, including the amount of the gain at vesting, which you must file with your annual income tax return to the IRAS. You are responsible for paying any tax resulting from the vesting of restricted stock units once the IRAS reviews your income tax return and assesses the tax.
     However, if you are neither a Singapore citizen nor a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore permanently, different rules will apply to you and you are advised to consult with your personal tax advisor.
     Other Information
     Securities Information
     This Offer of Exchange has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Offer of Exchange and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of restricted sock units may not be circulated or distributed, nor may the restricted stock units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

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SCHEDULE P
GUIDE TO TAX & LEGAL ISSUES IN SPAIN
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Spain. This summary is based on the law in effect in Spain as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary also includes other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     Because the stock options were not transferable and the restricted stock units are not transferable during the vesting period, you likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when the restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, the cash receipt will be considered ordinary income subject to income tax (including withholding tax) and social security contributions in Spain.
     Vesting of Restricted Stock Units
     You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you on the date of vesting. This amount will likely be considered compensation in-kind subject to payment on account.
     Please note that, under certain circumstances, income generated during a period of two (2) years or more may be subject to certain reductions for tax purposes. Please confer with your tax advisor to determine if this reduction is available to you.

     Notwithstanding the above, because the restricted stock units are settled in shares, you may be entitled to a tax exemption on the first €12,000 of the income recognized when the shares are issued to you, in any twelve (12) month period, provided the following conditions are met: (i) you hold the shares acquired upon vesting for at least three (3) years; (ii) you and your close relatives do not own more than 5% of the capital of NetApp or one of its affiliates; and (iii) the grant of restricted stock units is part of the general compensation policy of NetApp.
     If you sell your shares prior to the expiration of the three (3) year period, taxable income will arise at the moment of sale, and it will be your responsibility to file a supplemental tax return for the tax year in which the shares were issued to you. Please confer with your tax advisor to determine if this exemption is available to you.
     Social insurance contributions will also be due on the taxable amount for which the exemption above does not apply, unless the applicable contribution ceiling has already been met.
     Sale of Shares
     When you subsequently sell the shares acquired upon vesting, you will be subject to tax on any gain you realize. The taxable gain will be calculated as the difference between the sale price and the acquisition cost. The acquisition cost will include any amount considered for personal income tax purposes as compensation in-kind. Thus, if you included all the shares received upon vesting as compensation in-kind, you would include this amount as your acquisition cost. If a portion of the taxable amount was excluded at vesting due to the exemption described above, you probably would still have to include the exempted amount in your acquisition cost. You should consult your tax advisor at the time of sale to determine the appropriate acquisition cost.
     Any capital gain derived as a consequence of the sale of the shares will be taxable at an 18% flat rate.
     Withholding and Reporting
     The taxable amount at vesting likely will be considered compensation in-kind and assuming that the €12,000 exemption is applicable, the excess from such amount will be subject to a payment on account obligation. The payment on account obligation will be charged to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.
     In addition, the employer will withhold social insurance contributions from the taxable amount at vesting, unless you have already exceeded the applicable contribution ceiling.
     The Company may redeem a sufficient number of shares of common stock issued when restricted stock units vest to satisfy the payment on account and social insurance withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares.
     Other Information
     Exchange Control Information
     You must comply with exchange control regulations in Spain. The shares received upon vesting must be declared, for statistical purposes, by filing a form with the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministerio de Economía . Among other circumstances, if the shares received amount to, at least, €1.5 million, a filing to the Registro de Inversiones is also required.

     If you receive the shares through a Spanish financial institution (i.e., a broker operating in Spain), that institution will automatically make the declaration to the DGCI on your behalf. Otherwise, you must make the declaration by filing the appropriate form with the DGCI.
     When receiving foreign currency payments derived from the ownership of NetApp shares (i.e., from the sale of shares or receipt of dividends), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of NetApp; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin of the payment received; (vi) the reason for the payment; and (vii) any additional information that may be required.

SCHEDULE Q
GUIDE TO TAX & LEGAL ISSUES IN SWEDEN
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Sweden. This summary is based on the law in effect in Sweden as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary also includes other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will not be subject to tax as a result of the voluntary exchange of existing options for the grant of restricted stock units.
Grant of Restricted Stock Units
     You will not be subject to tax when the restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, you will be subject to income tax when you receive cash payments in exchange for the stock options. Additionally, your employer will be required to pay social insurance contributions.
     Vesting of Restricted Stock Units
     You will be subject to income tax when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares paid to you on the date of vesting. This amount is considered regular salary and is taxed progressively. Additionally, the taxable amount will be subject to social insurance contributions payable by your employer.
     Sale of Shares
     If you acquire shares upon vesting, when the shares are sold, any capital gain is taxed at a flat rate of 30%. The gain is calculated as the difference between the sale proceeds and the fair market value of the

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shares at vesting. As an alternative, you may choose to be taxed on 80% of the sale proceeds, provided NetApp shares are listed on an exchange (e.g., Nasdaq Global Select Market).
     If the sale results in a capital loss, that loss is deductible against certain types of capital gains during the same year. A tax deduction corresponding to a percentage of the loss is allowed to the extent the loss cannot be offset against capital gains in the same year.
     Withholding and Reporting
     Your employer is required to report and withhold employment income tax at vesting. In addition, your employer is required to pay social insurance contributions on the taxable income at vesting. The Company may redeem a sufficient number of shares of common stock issued when restricted stock units vest to satisfy the tax and social insurance contribution withholding obligation. Alternatively, it may withhold from your salary or from the proceeds of the sale of the shares.
     You must report the taxable income in your annual income tax return (Sw. självdeklaration). It is also your responsibility to report and pay any taxes resulting from the sale of your shares or receipt of any dividends. You are advised to explicitly describe the background of how you received your restricted stock units and that they replaced existing stock options in order for the tax agency to accurately assess any taxable benefit.

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SCHEDULE R
GUIDE TO TAX & LEGAL ISSUES IN SWITZERLAND
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Switzerland. This summary is based on the tax laws in effect in Switzerland as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, the cash payments will most likely be subject to income tax (including federal, cantonal and municipal tax) and social security contributions.
     Vesting of Restricted Stock Units
     You will be subject to income tax (including federal, cantonal and municipal tax) and social security contributions when the restricted stock units vest. You will be taxed on the fair market value of the shares issued to you on the date of vesting.
     If you move from your canton of residence before the restricted stock units vest, you may be subject to a pro-rated exit tax depending on the applicable cantonal tax legislation and the practice of the tax authorities. If you have already been subject to income tax and social security contributions upon grant or vesting of your stock options, you will most likely not get any refund or credit for taxes and social security contributions paid upon cancellation of your stock options in exchange for the grant of

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restricted stock units. There is, therefore, a risk of paying income tax and social security contributions twice, once for the stock options and once upon vesting of the restricted stock units. Please consult your personal tax advisor regarding any exit tax that may apply if you are moving from your canton of residence.
     Net Wealth
     Any shares issued to you upon vesting of your restricted stock units will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will not be subject for income tax purposes to capital gains tax provided the shares are held as private assets and provided you do not qualify as professional securities dealer for income tax purposes.
     Withholding and Reporting
     If you are subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax at vesting, but is required to withhold social security contributions on the fair market value of the shares issued to you. Your employer will report the grant and vesting of the restricted stock units on the annual certificate of salary (Lohnausweis) and on an annex to the annual certificate (so-called “Beiblatt zum Lohnausweis”) which are both issued to you as of the end of the calendar year during which the restricted stock units are granted and vest. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the restricted stock units. In addition, you must declare the restricted stock units and any shares acquired at vesting in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.
     If you are subject to income taxation at source (i.e., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report salary withholding tax and social security contributions on the fair market value of the shares issued to you at vesting. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.

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SCHEDULE S
GUIDE TO TAX & LEGAL ISSUES IN THE UNITED KINGDOM
     The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the United Kingdom (the “U.K.”). This summary is based on the tax laws in effect in the U.K. as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.
     This summary may also include other country-specific requirements that may affect your participation in the offer.
     If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the U.K., the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
     Tax Information
     Option Exchange
     You will likely not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.
     Grant of Restricted Stock Units
     You will not be subject to tax when restricted stock units are granted to you.
     Cash Payments
     If you receive cash payments in exchange for your stock options, the cash payment will be subject to income tax and employee National Insurance contributions (“NICs”) which will be deducted by your employer.
     Vesting of Restricted Stock Units
     You will be subject to income tax and employee NICs when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.
     Sale of Shares
     When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax if your total capital gain exceeds the annual exemption amount (£10,100 for the tax year April 6, 2009

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to April 5, 2010), in which case you will be subject to tax at a flat rate of 18% on the difference between the sale price and the fair market value of the shares at vesting.
     Please note that, as of April 6, 2008, taper relief was abolished and capital gains tax is payable as described herein.
     Withholding and Reporting
     Your employer is required to calculate income tax and NICs and pay these amounts to Her Majesty’s Revenue & Customs (“HMRC”) when you receive either a cash payment in exchange for your options or shares upon vesting of your restricted stock units. Your employer will withhold any applicable income tax and NICs under the Pay As You Earn system or by any other means set forth in your option agreement or restricted stock unit agreement as applicable.
     Your employer is also required to report the grant and vesting of the restricted stock units, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.
     In addition to your employer’s reporting obligations, it is your responsibility to report any income resulting from the vesting of the restricted stock units and the sale of shares on your annual tax return. It is also your responsibility to pay any tax resulting from the sale of shares.

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